Exhibit 2.1

ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF DECEMBER 31, 2004

among

MATTRESS HOLDING CORP.

GEORGIA MATTRESS CORP.

and

EACH OF THE STOCKHOLDERS

of

ELITE MANAGEMENT TEAM, INC.

i

Article V	Additional Representations and Warranties of the Stockholders
Section 5.1	Capacity; Enforceability; No Conflicts; Etc.
Section 5.2	Brokers and Finders
Section 5.3	Accredited Investor

Article VI	Representations and Warranties of Mattress Firm and Newco
Section 6.1	Organization; Good Standing; Foreign Qualification
Section 6.2	Power and Authority; Authorization; Enforceability; No Conflicts; Etc.
Section 6.3	Capitalization
Section 6.4	Financial Statements
Section 6.5	Litigation; Compliance with Law; Permits
Section 6.6	Brokers and Finders
Section 6.7	Projections
Section 6.10	Information Accurate and Complete; Reliance

Article VII	Covenants
Section 7.1	Conduct of Business in Ordinary Course
Section 7.2	Access and Information
Section 7.3	Other Actions; Consents
Section 7.4	No Shop
Section 7.5	Notice of Developments
Section 7.6	Covenant Not to Compete; Non-Solicitation; Confidentiality
Section 7.7	Tax Returns; Taxes
Section 7.8	Merger
Section 7.9	Employees and Employee Plans and Benefits

Article VIII	Conditions Precedent to the Obligations of Mattress Firm and Newco
Section 8.1	Accuracy of Representations and Warranties
Section 8.2	Compliance with Covenants
Section 8.3	Deliveries
Section 8.4	Obtaining of Consents
Section 8.5	Absence of Pending Proceedings
Section 8.6	Good Standing Certificates
Section 8.8	Resignations
Section 8.9	General Release
Section 8.11	Stockholders’ Agreement and Registration Agreement
Section 8.12	Earnout Agreement
Section 8.13	No Liens
Section 8.14	Securities

Article IX	Conditions Precedent to the Obligations of Elite and the Stockholders
Section 9.1	Accuracy of Representations and Warranties
Section 9.2	Compliance with Covenants
Section 9.3	Deliveries

Section 9.4	Absence of Pending Proceedings
Section 9.5	Acquisition Consideration
Section 9.7	Earnout Agreement

Article X	Survival
Section 10.1	Survival of Representations, Warranties, Covenants and Obligations of the Stockholders
Section 10.2	Survival of Representations, Warranties, Covenants and Obligations of Mattress Firm and Newco
Section 10.3	Survival of Claims for Which Notice is Given

Article XI	Indemnification
Section 11.1	Indemnification by the Stockholders
Section 11.2	Indemnification by Mattress Firm and Newco
Section 11.3	Indemnification Procedures
Section 11.4	Limitations on Indemnification; Use of “Materiality” and “Knowledge”
Section 11.5	Set-Off, Etc.

Article XII	Termination of Agreement
Section 12.1	Termination
Section 12.2	Effect of Termination

Article XIII	Miscellaneous
Section 13.1	Notices
Section 13.2	Binding Effect; Assignability
Section 13.3	No Waiver
Section 13.4	Costs and Expenses
Section 13.5	Governing Law
Section 13.6	Jurisdiction
Section 13.7	Waiver of Jury Trial
Section 13.8	Construction
Section 13.9	Publicity
Section 13.10	Schedules
Section 13.11	No Third Party Beneficiaries
Section 13.12	Severability
Section 13.13	Specific Performance
Section 13.14	Entire Agreement
Section 13.15	Modifications, Amendments and Waivers
Section 13.16	Headings
Section 13.17	Counterparts; Effectiveness
Section 13.18	Stockholders’ Representative
Section 13.19	Legal Counsel, Etc

Exhibits

Exhibit A	—	Reorganization
Exhibit B	—	Form of Earnout Agreement
Exhibit C	—	Form of Promissory Note
Exhibit D	—	Form of Warrant

Elite Schedules

Schedule 4.2		Consents
Schedule 4.3		Capitalization and Subsidiaries
Schedule 4.5		Absence of Changes
Schedule 4.7		Licenses and Permits
Schedule 4.8(a)		Plans
Schedule 4.9		Real Property
Schedule 4.10(a)		Permitted Liens
Schedule 4.10(b)		Tangible Personal Property
Schedule 4.11(h)		Intellectual Property Licenses
Schedule 4.15(f)		Certain Terminated Employees
Schedule 4.15(i)		Employees and Certain Policies
Schedule 4.16(b)		Tax Jurisdictions
Schedule 4.22		Insurance
Schedule 4.23		Bank Accounts

Mattress Firm and Newco Schedules

Schedule 3.2		Payments at Closing
Schedule 3.3		Earnout Amount
Schedule 6.6		Brokers and Finders

ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

This Acquisition Agreement and Plan of Reorganization dated as of December 31, 2004 (this “Agreement”) is among Mattress Holding Corp., a Delaware corporation (“Mattress Firm”), Georgia Mattress Corp., a Georgia corporation and a wholly-owned subsidiary of Mattress Firm (“Newco”), and each of the stockholders (the “Stockholders”) of Elite Management Team, Inc., a Georgia corporation (“Elite”).  Capitalized terms used but not defined herein have the meanings assigned to them in Section 1.1.

Prior to the date of this Agreement, Elite and the Stockholders effected the Reorganization.  As a result of the Reorganization, there are 640,145.84 shares of Elite Stock issued and outstanding (the “Elite Shares”), which shares are held of record by the Stockholders as indicated on Schedule 4.3.

The Stockholders desire to sell the Elite Shares to Newco, and Newco desires to purchase the Elite Shares from the Stockholders, on the terms hereafter set forth.

After the Closing (and as part of a plan of reorganization that includes the purchase and sale of the Elite Shares to Newco), Newco will cause Elite to be merged (the “Merger”) with and into Newco.

For United States federal income tax purposes, Mattress Firm, Newco and the Stockholders intend that the purchase and sale of the Elite Shares and the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code, and that this Agreement shall be adopted as a plan of reorganization for purposes of Section 368 of the Code.

The parties agree as follows:

Article I
Definitions, Etc.

Section 1.1                                      Definitions.  The following terms shall have the meanings indicated:

(a)                                  “Acquisition Consideration” means an aggregate of:  (i) 88,220 shares of Mattress Firm Common Stock and Warrants to purchase an aggregate of 6,380 shares of Mattress Firm Common Stock, all payable in accordance with Section 3.2; (ii) 54,906 shares of Mattress Firm Common Stock and Warrants to purchase an aggregate of 3,971 shares of Mattress Firm Common Stock, all payable in accordance with the Earnout Agreement.

(b)                                 “Adverse Tax Impact” means an adverse impact on the Tax liability of Mattress Firm, Newco, the Surviving Corporation or any of their Affiliates for any period or portion thereof after the Closing.

(c)                                  “Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person.

(d)                                 “Agreement” is defined in the preamble.

(e)                                  “Auto Leases” is defined in Section 8.13.

(f)                                    “Balance Sheet Date” means December 31, 2003.

(g)                                 “CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

(h)                                 “Closing” means the closing of the transactions contemplated by this Agreement.

(i)                                     “Closing Date” means the date the Closing actually occurs.

(j)                                     “Closing Statement” is defined in Section 2.2.

(k)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(l)                                     “Consent” means any prior or subsequent filing, registration, notification, authorization, consent or approval.

(m)                               “Continuing Employees” is defined in Section 7.9.

(n)                                 “Contract” means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, lease, option, contract, undertaking, understanding (oral or written), covenant, agreement or other instrument or document.

(o)                                 “Damages” means all liabilities, debts, obligations, losses, damages, actions, suits, proceedings, demands, assessments, Taxes, costs or other expenses, interest and penalties, including all reasonable related attorneys’ and consultants’ fees and expenses.

(p)                                 “Dispute Notice” is defined in Section 2.2.

(q)                                 “Earnout Agreement” means the Earnout Agreement in the form attached as Exhibit B.

(r)                                    “Elite” is defined in the preamble.

(s)                                  “Elite Capitalized Leases” means the current and non-current portions of the capitalized leases of Elite and its subsidiaries, all as determined in accordance with GAAP; provided, however, that the Elite Capitalized Leases shall include the Auto Leases unless the condition precedent set forth in Section 8.13 is satisfied.

(t)                                    “Elite Capitalized Lease Target” is defined in Section 2.2.

(u)                                 “Elite Debt” means Elite’s consolidated indebtedness, whether or not contingent, in respect of borrowed money, seller notes or other loans (including, without limitation, loans from employees) or evidenced by bonds, notes, debentures or similar instruments.

(v)                                 “Elite Debt Target” is defined in Section 2.2.

(w)                               “Elite Shares” is defined in the recitals.

(x)                                   “Elite Stock” means Elite’s common stock, no par value per share.

(y)                                 “Elite Unearned Revenue” means [the unearned revenue recognized by Elite and its subsidiaries] in connection with Elite’s agreements with Simmons Company and Sealy Mattress Company.

(z)                                   “Elite Unearned Revenue Target” is defined in Section 2.2.

(aa)                            “Environmental Laws” means all federal, state and local Laws and regulations relating to pollution or to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, Releases or threatened Releases of Hazardous Substances, record keeping, notification and reporting requirements respecting Hazardous Substances, or otherwise relating to manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(bb)                          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)                            “ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that would be deemed a “single employer” with such Person within the meaning of Section 4001 of ERISA or Section 414 of the Code.

(dd)                          “Financial Statements” means the balance sheets of Elite as of the Balance Sheet Date, as of December 31, 2002 and as of October 31, 2004, and the related statements of income and retained earnings and changes in financial position for the periods ended on each of such dates, including the respective notes and schedules thereto.

(ee)                            “GAAP” means generally accepted accounting principles.

(ff)                                “Governmental Authority” means any foreign, provincial, United States federal, state, county, municipal or other local jurisdiction, political entity, body, organization, subdivision or branch, legislative or executive agency or department or other regulatory service, authority or agency.

(gg)                          “Hazardous Substance” means any substance regulated under any Environmental Laws, including, without limitation, “hazardous substances” as defined by CERCLA, petroleum products, radioactive materials, asbestos and PCBs.

(hh)                          “Independent Auditors” is defined in Section 2.2.

(ii)                                  “Intellectual Property Licenses” means all licenses, and agreements that affect the rights of Elite to use the Requisite Rights or any trade secret that is material to Elite.

(jj)                                  “Intellectual Property Rights” means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, know-how, certificates of public convenience and necessity, franchises, licenses, trade secrets, proprietary processes and formulae, all source codes and object code, algorithms, architecture, structure, display screens, layouts, processes, inventions, development tools and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

(kk)                            “Knowledge” of a Person with respect to any matter means:  (i) if such Person is an individual, a matter that a similarly situated Person knows about or should know about; and (ii) if such Person is an entity, a matter that similarly situated officers and directors of such entity know about or should know about.

(ll)                                  “Latest Balance Sheet Date” means October 31, 2004.

(mm)                      “Laws” means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used.

(nn)                          “Leased Real Property” means all real property leased or otherwise used by Elite.

(oo)                          “Leases” means leases for the Leased Real Property.

(pp)                          “Liens” means all liens, claims, charges and other encumbrances.

(qq)                          “Management” and the correlative “Managing” or “Managed” means any use, possession, generation, treatment, storage, recycling, transportation or arrangement for transportation or disposal of any Hazardous Substances.

(rr)                                “Material Adverse Effect” on any Person means any state of facts, change, development, effect, condition or occurrence that has had or could reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise), results of operations or prospects of such Person and its subsidiaries or to prevent or materially impede or delay the consummation of the transactions contemplated by this Agreement (including the Merger); provided, however, that a Material Adverse Effect shall, in any event, include the following:  (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of twenty-four hours; or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).

(ss)                            “Mattress Firm” is defined in the preamble.

(tt)                                “Mattress Firm Common Stock” means Mattress Firm’s non-voting common stock, par value $0.001 per share.

(uu)                          “Mattress Firm Financial Statements” means the consolidated balance sheets of Mattress Firm as of January 28, 2003, February 3, 2004 and November 2, 2004 and the related statements of income and retained earnings and changes in financial position for the periods ended on each of such dates, including the respective notes thereto.

(vv)                          “Mattress Firm Indemnitee” means Mattress Firm and Newco and each of their officers, directors, employees, shareholders, agents, advisors, Affiliates and representatives.

(ww)                      “Merger” is defined in the recitals.

(xx)                              “Newco” is defined in the preamble.

(yy)                          “Order” means any order, writ, injunction or decree of any court or any governmental department, commission, board, agency or instrumentality, domestic or foreign.

(zz)                              “PCBs” means polychlorinated biphenyls.

(aaa)                      “Permit” means any franchise, approval, permit, consent, qualification, certification, authorization, license, order, registration, certificate, variance or other similar permit, right or authorization from any Person that is not a party to this Agreement and all pending applications therefor.

(bbb)                   “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, other form of business or legal entity or Governmental Authority.

(ccc)                      “Plans” means each “employee benefit plan” (as defined in Section 3(3) of ERISA and all other material employee benefit (including, without limitation, any non-qualified plans), bonus, deferred compensation, incentive, stock option (or other equity-based), severance, change-in control, medical insurance, life insurance and fringe benefit plans maintained or contributed to by Elite or any ERISA Affiliate.

(ddd)                   “Pre-Closing Period” means any Tax period that ends on or before the Closing Date and, with respect to any Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such period through and including the Closing Date.

(eee)                      “Proceeding” means any action (at law or in equity), arbitration, review, suit, proceeding, charge, complaint, inquiry, audit or investigation.

(fff)                            “Promissory Notes” means Elite’s amended and restated three-year promissory notes in the form attached as Exhibit C.  Elite shall have a total payment obligation under the Promissory Notes of $1,500,000.

(ggg)                   “Release” means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape into the environment.

(hhh)                   “Reorganization” means the transactions described on Exhibit A.

(iii)                               “Requisite Rights” means Intellectual Property Rights used in the conduct of Elite’s business as presently conducted.

(jjj)                               “Securities Act” means the Securities Act of 1933.

(kkk)                      “Stockholder Indemnitee” means each Stockholder and each of their respective officers, directors, employees, shareholders, agents, advisors, Affiliates and representatives.

(lll)                               “Stockholders” is defined in the preamble.

(mmm)             “Stockholders’ Agreement” means the Stockholders’ Agreement dated as of March 24, 2003 among Mattress Firm and its stockholders, as presently in effect.

(nnn)                   “Stockholders’ Representative” means R. Stephen Stagner, or any successor to such Person appointed in accordance with Section 13.18.

(ooo)                   “Surviving Corporation” means the corporation surviving the Merger.

(ppp)                   “Tax” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature including, without limitation, any net income, gross income, profits, gross receipts, real or personal property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, estimated, severance, stamp, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other tax, duty, fee, assessment or charge of any kind whatsoever, imposed by any Tax authority, including any liability therefor as a transferee (including without limitation under Code Section 6901 or any similar provision of applicable law), as a result of Treas. Reg. §1.1502-6 or any similar provision of applicable law, or as a result of any tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

(qqq)                   “Tax Proceeding” means any audit, examination, review, assessment or reassessment, refund claim, litigation or other administrative judicial proceeding or other similar action by a Tax authority relating to any Tax for which Elite (or the Surviving Corporation as its successor) is (or is asserted to be) or may be liable, the collection, payment, or withholding of any Tax, or any Tax Return filed by or on behalf of Elite.

(rrr)                            “Tax Return” means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including without limitation any consolidated, combined or unitary return) submitted or required to be submitted to any Tax authority.

(sss)                      “Term” means with respect to any Stockholder, the period beginning on the Closing Date and ending 36 months after neither such Stockholder (nor any of such Stockholder’s Affiliates) owns any capital stock of Mattress Firm or any securities received by such Stockholder (or such Stockholder’s Affiliates) in exchange for or conversion of such capital stock (whether by merger or otherwise) or any securities received by such Stockholder (or such Stockholder’s Affiliates) in connection with the sale of Mattress Firm’s business.

(ttt)                            “Transaction Documents” means this Agreement and each other agreement, certificate and other document contemplated by this Agreement.

(uuu)                   “Treas. Reg.” means any temporary, proposed or final regulation promulgated under the Code.

(vvv)                   “Warrants” means warrants to purchase Mattress Firm Common Stock in the form attached as Exhibit D.

Section 1.2                                      Number, Gender, Etc.

(a)                                  The definitions in Section 1.1 shall apply equally to both the singular and plural form of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter form.  The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)                                 Unless the context otherwise requires:  (i) all references to Articles, Sections, paragraphs, subparagraphs, clauses and Schedules are to Articles, Sections, paragraphs, subparagraphs and clauses in, and Schedules to, this Agreement; and (ii) the terms “herein,” hereof,” “hereto” and “hereunder” and words of similar import refer to this Agreement.

Article II
Purchase and Sale of Elite Shares; Closing Statement

Section 2.1                                      Purchase and Sale of Elite Shares.  Subject to the terms and conditions set forth in this Agreement, at the Closing, the Stockholders shall sell, assign, transfer, set over and deliver the Elite Shares to Newco, free and clear of all Liens, and Newco shall acquire, purchase, receive and accept the Elite Shares from the Stockholders.  The Shares shall constitute all of the outstanding shares of capital stock of Elite.

Section 2.2                                      Closing Statement.

(a)                                  On or about three business days prior to the Closing Date, the Stockholders shall deliver to Mattress Firm and Newco a written statement (the “Closing Statement”) that shall set forth:  (i) the Elite Capitalized Leases and the amount, if any, by which the Elite Capitalized Leases are greater than $400,000 (the “Elite Capitalized Lease Target”); (ii) the Elite Debt and the amount, if any, by which the Elite Debt is greater than $0 (the “Elite Debt Target”); and (iii) the Elite Unearned Revenue and the amount, if any, by which the Elite Unearned Revenue is greater than $3,750,000 (the “Elite Unearned Revenue Target”).

(b)                                 At the Closing, the amounts payable to the Stockholders pursuant to the demand promissory notes issued in the Reorganization (and payable at the Closing) shall be decreased to the extent if any, by which:  (i) the Elite Capitalized Leases are greater than the Elite Capitalized Lease Target; (ii) the Elite Debt is greater than the Elite Debt Target; and (iii) the Elite Unearned Revenue is greater than the Elite Unearned Revenue Target.

(c)                                  Not more than 90 days after the Closing Date, Mattress Firm and Newco may notify the Stockholders’ Representative in writing (a “Dispute Notice”) that Mattress Firm and Newco dispute one or more of the computations of the Elite Capitalized Leases, the Elite Debt or the Elite Unearned Revenue set forth on the Closing Statement.  In the event that Mattress Firm and Newco, on the one hand, and the Stockholders’ Representative, on the other hand, shall fail to agree on any such amount (either the Elite Capitalized Leases, the Elite Debt or the Elite Unearned Revenue, as the case may be) within 45 days after the Stockholders’ Representative shall have been given the Dispute Notice, then the national office of KPMG LLP (the “Independent Auditor”) shall make the final determination thereof.  The decision of the Independent Auditor with respect to the final determination of such amount shall be final and binding on all parties hereto.  The costs and expenses of the Independent Auditor shall be paid by the party whose computation of such amounts (as set forth in the Closing Statement or in the Dispute Notice) was furthest away from such amounts (in the aggregate), as determined by the Independent Auditor.

(d)                                 In the event that the final determination of the Elite Capitalized Leases, the Elite Debt or the Elite Unearned Revenue shall be in excess of any of their respective targets and the amount set forth on the Closing Statement, the Stockholders’ shall promptly following such determination pay by certified check or wire transfer of immediately available funds an amount equal to the difference between the amount of such final determination and the amount set forth on the Closing Statement.  The Stockholders shall be jointly and severally liable for the obligation to make such payment.

Article III
Closing

Section 3.1                                      Closing.  Unless this Agreement shall have been terminated in accordance with Article X, the Closing shall take place as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VII and Article VIII at the Closing, which will be held at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, unless another date, time or place is agreed to by Mattress Firm and the Stockholders’ Representative in writing.

Section 3.2                                      Payments at the Closing.  At the Closing:  (a) each Stockholder shall deliver to Newco one or more certificates representing the Elite Shares owned by such Stockholder, together with one or more duly endorsed blank stock powers; and (b) Newco shall deliver to each Stockholder one or more certificates representing the number of shares of Mattress Firm Common Stock, set forth next to such Stockholder’s name in column (1) of Schedule 3.2 and Warrants to purchase the number of shares of Mattress Firm Common Stock set forth next to such Stockholder’s name in column (2) of Schedule 3.2.

Section 3.3                                      Payments After the Closing.  After the Closing, Newco shall, following the final determination of Net Operating Cash Flow pursuant to the Earnout Agreement for each of the first three anniversaries of the 12-month period ending on the last day of the month on which the Closing Date shall occur (or such other date has shall be set forth in the Earnout Agreement) issue to each Stockholder in accordance with the terms of the Earnout Agreement one or more certificates representing a number of shares of Mattress Firm Common Stock and Warrants to purchase a number of shares of Mattress Firm Common Stock determined in accordance with the Earnout Agreement.  Newco shall deliver such certificates and such Warrants only if the Performance Target (as defined in the Earnout Agreement) with respect to such period shall be satisfied.  The Earnout Amount (as defined in the Earnout Agreement) is set forth on Schedule 3.3.

Article IV
Representations and Warranties of the Stockholders

Except as noted on the Elite Disclosure Schedule (and subject to Section 13.10), each Stockholder, jointly and severally, represents and warrants to Mattress Firm and Newco as follows:

Section 4.1                                      Organization; Good Standing; Foreign Qualification.  Elite is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own, lease and operate the assets, properties and business owned, leased and operated by it.  Elite is duly qualified or licensed to transact business, and is in good standing as a foreign corporation authorized to transact business, in each jurisdiction where such qualification or license is required by Law, except for jurisdictions where the failure to be so qualified would, or would be reasonably likely to, have a Material Adverse Effect on Elite.

Section 4.2                                      Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

(a)                                  The execution, delivery and performance by Elite of this Agreement and the other Transaction Documents to which it is a party and the consummation by Elite of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action of Elite.

(b)                                 This Agreement has been, and the other Transaction Documents to which Elite is or will be a party will at the Closing be, duly and validly executed and delivered by Elite and constitutes or will then constitute, as the case may be, the legal, valid and binding obligations of Elite, enforceable against it in accordance with their respective terms.

(c)                                  The execution and delivery by Elite of this Agreement and each of the other Transaction Documents to which it is a party, the performance by Elite of its obligations hereunder and thereunder and the consummation by Elite of the transactions contemplated hereby and thereby do not and will not:

(i)                                     violate any provision of its certificate of incorporation or bylaws;

(ii)                                  except as set forth on Schedule 4.2, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Elite is a party (other than the franchise agreement between Elite and an Affiliate of Mattress Firm) or by which any of the properties or assets of Elite may be bound or otherwise subject; or

(iii)                               contravene or violate any Law applicable to Elite or any of its properties or assets.

(d)                                 Except for such Consents which will be made or obtained by Elite prior to the Closing or as set forth on Schedule 4.2, no Consent of any Person, including, without limitation, any Governmental Authority is required to be made or obtained by Elite in connection with the execution, delivery and performance by Elite of this Agreement or any of the other Transaction Documents to which Elite is a party or the consummation by Elite of the transactions contemplated hereby or thereby.

Section 4.3                                      Capitalization.

(a)                                  The authorized capital stock of Elite consists of 1,000,000 shares of Elite Stock of which 640,145.84 shares are issued and outstanding and are held of record by the Stockholders as indicated on Schedule 4.3 free and clear of all Liens.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth in the first sentence of this Section 4.3, Elite has no issued or outstanding capital stock, and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Elite, or Contracts by which Elite is or may become bound to issue additional shares of its capital stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Elite.  There is no existing arrangement that requires or permits any shares of the capital stock of Elite to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement.  Except for restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of Elite.  None of Elite’s capital stock has been issued in violation of any federal or state law or any statutory, contractual or other preemptive or similar rights.  There are no Contracts pursuant to which Elite is or could be required to register any of its securities under the Securities Act.

(b)                                 Except as set forth on Schedule 4.3, Elite does not own, directly or indirectly, any capital stock of, or other equity interest in, any Person.  None of the entities listed on Schedule 4.3 pursuant to the prior sentence is engaged in any business or has any liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

Section 4.4                                      Financial Statements, Etc.

(a)                                  Elite has delivered the Financial Statements to Mattress Firm and Newco.  The Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to normal and recurring year end adjustments) throughout the periods covered by such statements and fairly present, in all material respects, (x) in the case of the balance sheets, the consolidated financial condition of Elite as of the dates indicated, and (y) in the case of the consolidated statements of income and retained earnings and of changes in financial position, the consolidated results of operations and changes in the consolidated financial position of Elite for the periods indicated.

(b)                                 The books of account, minute books, stock record books and other records of Elite, all of which have been made available to Mattress Firm and Newco, are complete and correct in all material respects and have been maintained in accordance with sound business practices.  Elite has made available to Mattress Firm and Newco complete copies of:  (i) all documents, instruments, agreements and records that are:  (A) referred to in any Schedule to this Agreement; or (B) have been requested by or on behalf of Mattress Firm or Newco; and (ii) copies of the minute, stock and partnership record books of Elite.  The minute, stock, and partnership record books of Elite contain correct copies of the records of all meetings and consents in lieu of a meeting of the board of directors (and all committees thereof), stockholders since the date of its incorporation or formation.

(c)                                  There are no off-balance sheet transactions, arrangements or other relationships between and/or among Elite or any of its Affiliates and any unconsolidated Person in which Elite or any of its Affiliates has any direct or indirect interest, including any structured finance, special purpose or limited purpose entity.

(d)                                 Since December 31, 2002, neither Elite nor, to the Knowledge of Elite and each Stockholder, any director, officer, employee, auditor, accountant or representative of Elite has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Elite or its internal accounting controls, including any written or oral, complaint, allegation, assertion or claim that Elite has engaged in questionable accounting or auditing practices.  No attorney representing Elite has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Elite or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any Stockholder.

(e)                                  To the Knowledge of Elite and each Stockholder, no employee, contractor, subcontractor or agent of Elite has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law.  Neither Elite nor, to the Knowledge of Elite and each Stockholder, any contractor, subcontractor or agent of Elite, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Elite in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

Section 4.5                                      Absence of Changes.  Except as set forth on Schedule 4.5, since the Balance Sheet Date:

(a)                                  no event, condition or circumstance has occurred that would, or would be reasonably likely to, have a Material Adverse Effect on Elite;

(b)                                 the business of Elite has been conducted in the ordinary course and consistent with past practice;

(c)                                  except for the Reorganization, there has not been:

(i)                                     any material adverse change in the relationships of Elite with its licensees, customers, suppliers, payors, reimbursers, and/or persons or organizations that refer business to it;

(ii)                                  any material damage, destruction or casualty loss (whether or not covered by insurance) suffered by Elite;

(iii)                               any transaction material to the business or the assets of Elite, except in the ordinary course of business;

(iv)                              any employment agreement or deferred compensation agreement entered into between Elite and any of their respective employees;

(v)                                 any increase, not in the ordinary course of business, in the compensation payable or to become payable by Elite or the adoption of any new (or amendment to or alteration of any existing) bonus, incentive, compensation, pension, stock, matching gift, profit sharing, retirement, death benefit or other fringe benefit plan;

(vi)                              any increase in the aggregate indebtedness for borrowed money or any increase in purchase commitments or other liabilities or obligations (whether absolute, accrued, contingent or otherwise) incurred by Elite, except for liabilities, commitments and obligations incurred in the ordinary course of business consistent with past practice;

(vii)                           any Lien created on any of the assets of Elite, other than Liens for Taxes not yet due and payable;

(viii)                        any material labor dispute involving the employees of Elite;

(ix)                                any sale, assignment, transfer or other disposition or license of any material tangible or intangible assets of Elite, other than the sale of inventory in the ordinary course of business consistent with past practice;

(x)                                   any amendment, termination or waiver by Elite of any right of substantial value belonging to it;

(xi)                                any amendment of the certificate of incorporation or by-laws of Elite;

(xii)                             any declaration, payment or setting aside by Elite of any dividend or other distribution of assets, pro rata or otherwise, to any of their stockholders or any direct or indirect purchase, redemption or retirement or other acquisition by Elite of any shares of any of their capital stock;

(xiii)                          any one or more capital expenditures or commitments by Elite not fully paid for in excess of $50,000 in the aggregate; or

(xiv)                         any agreement by Elite to do any of the foregoing; and

(d)                                 Elite has not:

(i)                                     made any change in any method of accounting or accounting practice, principle or policy; changed any Tax election; incurred any indebtedness, obligation or liability or paid, satisfied or discharged any indebtedness, obligation or liability prior to the due date or maturity thereof, except current indebtedness, obligations and liabilities in the ordinary course of business consistent with past practice; or

(ii)                                  made any change or modification in any manner of its:

(A)                              billing and collection policies, procedures and practices with respect to accounts receivable or unbilled charges;

(B)                                policies, procedures and practices with respect to the provision of discounts, rebates or allowances; or

(C)                                payment policies, procedures and practices with respect to accounts payable.

Section 4.6                                      No Undisclosed Liabilities.  Elite has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations reflected or reserved against on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in bona fide transactions in the ordinary course of business consistent with past practice.

Section 4.7                                      Litigation; Compliance with Law; Permits.

(a)                                  There is no Proceeding:

(i)                                     that has been commenced by or against Elite or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Elite; or

(ii)                                  that challenges, or that may have the effect of preventing, denying, making illegal or otherwise interfering with the transactions contemplated hereby.

(b)                                 To the Knowledge of Elite and each Stockholder:  (i) no Proceeding referred to in the preceding Section 4.7(a) has been threatened or is contemplated; and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)                                  Elite has complied with all applicable Laws.  Elite has not received notice of any violation of any Law.

(d)                                 Elite has every Permit required for it to conduct its business as presently conducted, except to the extent that the failure to have such Permit would not, and would not be reasonably likely to, result in a Material Adverse Effect on Elite.  All such Permits are listed on Schedule 4.7, are in full force and effect and Elite has not received written notice of any pending cancellation or suspension of any Permits nor, to the Knowledge of Elite and each Stockholder, is any cancellation or suspension of any Permits threatened.

Section 4.8                                      Employee Benefit Plans; ERISA.

(a)                                  Schedule 4.8(a) lists each Plan.  Elite has made available to Mattress Firm and Newco complete copies of each of the Plans, including all amendments to date, the summary plan description for each Plan, any insurance contract, trust agreement or other funding arrangement related to any Plan, any actuarial valuation for an Plan, the most recent IRS determination letter for the Plan (if applicable), the annual report on Form 5500 Series (including all attachments and schedules) for the three most recent Plan years for each Plan required to file such forms, and a list showing all former employees or dependents of employees or former employees currently on COBRA or similar continuation coverage under any Plan.  No Plan provides benefits to individuals other than employees or Elite and their dependants and beneficiaries.

(b)                                 Each of the Plans complies with the applicable provisions of ERISA, the Code and any other applicable law or regulation, and has been administered in accordance with ERISA, the terms of the Plan and, where applicable, the Code.  Each of the Plans intended to be “qualified” within the meaning of Code Sections 401(a), 403(a) or 501(c)(9) has received a timely determination letter or approval letter from the Internal Revenue Service that it is so qualified and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Plan.  Neither Elite nor any Stockholder has Knowledge of any facts, circumstances or omissions that would materially adversely affect such qualification.  None of the Plans is subject to Title IV of ERISA.  No “reportable event,” as such term is defined in Section 4043(b) of ERISA, has occurred with respect to any Plan.  There are no pending or, to the Knowledge of Elite and each Stockholder, threatened claims (other than routine claims for benefits), actions, suits or proceedings by, on behalf of or against any of the Plans or any trusts related thereto or any fiduciary thereof.

(c)                                  No Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees or former employees of Elite beyond their retirement or other termination of service (other than (i) coverage mandated by applicable law, or (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA).

(d)                                 With respect to each Plan, neither Elite nor any ERISA Affiliate thereof has engaged in a “prohibited transaction” (as such term is defined in Section 4975 or Section 406 of ERISA) that would subject Elite, or Mattress Firm or Newco or any of their respective Affiliates, directly or indirectly, to any taxes, penalties or other liabilities resulting from prohibited transactions under Code Section 4975 or Sections 409 or 502(i) of ERISA.

(e)                                  Elite has complied with the notice and continuation of coverage requirements of Code Section 4980B and the regulations thereunder, or of any similar state law or regulation, with respect to each Plan that is, or was during any taxable year of Elite for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 4980B(g) of ERISA.

(f)                                    No Plan has incurred an “accumulated funding deficiency” (as defined in Section 302(a) of ERISA or Code Section 412(a)), whether or not waived.

(g)                                 Neither Elite nor any ERISA Affiliate has incurred or would incur a “withdrawal” or “partial withdrawal,” as defined in Sections 4203 and 4205 of ERISA, from any Plan that has resulted or would result in a withdrawal liability of Elite or any ERISA Affiliate under such Plan.

(h)                                 On and after the Closing Date, neither Mattress Firm nor any of its Affiliates will have any liability related to any Plan.

Section 4.9                                      Real Property.

(a)                                  Elite owns no real property.

(b)                                 Schedule 4.9 lists all Leased Real Property.  Elite has made available to Mattress Firm and Newco copies of all Leases.  Each Lease is legal, valid, binding, enforceable, in full force and effect, all rent and other sums and charges payable thereunder are current, no written notice of default or termination under any Lease has been received, no termination event or condition or default which has remained uncured beyond applicable cure periods exists on the part of any party under any Lease, and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.  Elite has a good, clear, transferable, valid and enforceable leasehold interest in the Leased Real Property, subject to no Liens created by it.  No Affiliate of Elite is the owner of, or has any ownership, economic or similar interest in, any Lease or other agreement concerning the Leased Real Property.  None of the Leases has been amended, modified, extended, surrendered, terminated or assigned as of the date hereof.  Elite maintains actual and exclusive possession of the Leased Real Property.

(c)                                  Elite is not a party to, and Elite and the Stockholders do not have Knowledge of, any Leases or other agreements granting to any Person other than any of Elite any right to the possession, use or occupancy of the Leased Real Property.  Elite has not granted or otherwise given any Person any rights to acquire, lease, sublease or otherwise occupy the Leased Real Property or any part thereof or otherwise obtain any interest therein.  Elite has not granted or otherwise given, and Elite and the Stockholders do not have Knowledge of, any outstanding options, rights of first refusal or rights of reverter relating to the Leased Real Property or any interests therein.  All of the lands, buildings, structures and other improvements used by Elite in the conduct of its business are included in the Leased Real Property, and the Leased Real Property is all the real property necessary for Elite to conduct its business.

(d)                                 To the Knowledge of Elite, all material Permits of all Governmental Authorities having jurisdiction over the Leased Real Property in connection with the construction, use, occupancy and maintenance of the Leased Real Property are in full force and effect in accordance with the respective terms thereof, and none of such Permits has been amended, assigned, pledged or otherwise transferred.  There is no alteration, improvement or change in use of any Leased Real Property caused by Elite that would require any new Permits or amendment of an existing Permit.  The condition and use of the Leased Real Property materially conforms to each such Permit.

(e)                                  There has been no material damage to any portion of the Leased Real Property caused by fire or other casualty that has not been completely repaired and restored.

Section 4.10                                Title; Tangible Personal Property.

(a)                                  Elite has good, (or transferable, in the case of real property) and valid title to all of its properties and assets (in the case of Leased Real Property good and valid leasehold interest in, and in the case of Intellectual Property Licenses good and valid right to use), real or personal, tangible or intangible, free and clear of all Liens created by it, except for Liens listed on Schedule 4.10(a).

(b)                                 All of Elite’s tangible personal property (other than inventory) is listed on Schedule 4.10(b).  All of Elite’s tangible personal property is in working operating condition, subject to ordinary wear and tear and in a state of maintenance and repair adequate for use in the conduct of Elite’s business as presently conducted.

Section 4.11                                Intellectual Property.

(a)                                  There are no copyrights, trademarks, service marks, trade names or patents, or any applications for any of the foregoing, used in connection with the business of Elite, other than that which is owned by Affiliates of Mattress Firm and used by Elite as its franchisee or is duly licensed by Elite from a third party.  All items listed have been properly prepared and filed on behalf of Elite and are being diligently pursued by Elite.  In addition, all items listed have been assigned or licensed to Elite, and no other individual or entity has any claim or right with respect thereto.  To the Knowledge of Elite and each Stockholder, there are no defects in any of the items listed that would cause any such item to be held invalid or unenforceable, and Elite has filed or will file in the patent applications listed all relevant and noncumulative prior art.

(b)                                 Other than with respect to commercial “shrink wrap” software duly licensed from third parties and the rights of Elite under its franchise agreement with an Affiliate of Mattress Firm:  (i) Elite is the exclusive owner of, and has the exclusive right to use, sell and license, and bring actions for infringement of, all Requisite Rights; (ii) no part of the Requisite Rights are licensed from, or owned by, any third party; and (iii) no royalties, honorariums, fees or other amounts are payable by Elite to any other Person by reason of the ownership, sale, lease, license or use of the Requisite Rights.  Schedule 4.11(b) lists all material Intellectual Property Licenses.

(c)                                  To the Knowledge of Elite and each Stockholder, none of the Requisite Rights materially infringes or will infringe any Intellectual Property Rights of any other individual or entity, and Elite has not received any written notice or other communication to the effect that any of the Requisite Rights conflict or will conflict with the asserted rights of others, nor to the knowledge of Elite and each Stockholder, does there exist any basis for any such assertion.

(d)                                 To the Knowledge of Elite and each Stockholder, no third party is infringing, or has infringed on, any of the Requisite Rights, nor has any third party asserted any claims, actions, proceedings, pending or threatened, or other information that challenges the validity and/or the enforceability of, any of the Requisite Rights.

(e)                                  Elite has at all times maintained reasonable procedures to protect all trade secrets included in the Requisite Rights.

Section 4.12                                Material Contracts.

(a)                                  Schedule 4.12 lists all material Contracts to which Elite is a party or by which any of its material assets are bound, including, without limitation:

(i)                                     royalty, distribution, sales representative, agency, territorial or license agreements;

(ii)                                  Contracts with any officer, employee, director, shareholder, professional person or firm, independent contractor or advertising firm or agency;

(iii)                               Contracts or collective bargaining agreements with any labor union or representative of employees;

(iv)                              Contracts containing any covenant restricting the business conducted by Elite;

(v)                                 leases of real and personal property;

(vi)                              agreements or contracts granting or agreeing to grant any person or entity sourcing, marketing, distribution or similar rights;

(vii)                           purchase and sales orders and commitments and agreements or contracts with vendors, contractors or customers;

(viii)                        powers of attorney;

(ix)                                loans, financing or other credit arrangements or agreements under which money has been borrowed or loaned (including security agreements relating thereto);

(x)                                   bonds, fidelity or surety contracts, guarantees or similar obligations;

(xi)                                employment, consulting, pension, profit sharing, retirement, severance, matching gift, bonus, stock option, employee stock ownership, employee or officer incentive or other compensation or employee benefit contracts, plans or agreements;

(xii)                             commitments or contracts relating to political contributions or donations;

(xiii)                          agreements restricting dividends or distributions or the right to conduct business; and

(xiv)                         joint venture agreements.

For purposes of this Section 4.12, a Contract shall not be deemed “material” unless it:  (x)         obligates Elite to pay an amount of $25,000 or more; or (y) cannot be terminated by providing less than 30 days’ notice or by paying any penalty.  Copies of all such listed Contracts that are written (and descriptions of all such Contracts that are oral) have been delivered by Elite to Mattress Firm and Newco.

(b)                                 Elite:  (i) is not in default under any material Contract to which it is a party or under which it is obligated or bound or to which any of its properties may be subject, and there is no material breach or default on the part of Elite or event Known to Elite or any Stockholder that, with notice or lapse of time, or both would constitute a default by any party to any of these agreements or give them any right to terminate, cancel, accelerate or modify any of these agreements; (ii) has not (and neither has any Stockholder) received written notice that any other party to any of these Contracts intends to cancel or terminate any of these agreements or to exercise or not to exercise any renewal or extension options or rights under any of these agreements; and (iii) has not waived or exercised any material renewal or extension options or rights under any of these agreements.

Section 4.13                                Sufficiency of Assets.  The assets, properties and rights owned, leased or licensed by Elite, and all the Contracts to which Elite is a party constitute all of the properties, assets and agreements which are necessary to the operation and continued conduct of the business of Elite after the Closing in substantially the same manner as conducted prior thereto.

Section 4.14                                Environmental Matters.

(a)                                  Elite has complied in all material respects with all, is not in violation in any material respect of any, and has no material liability under any applicable Environmental Laws.

(b)                                 Elite has not received any written request for information, notice of claim, notice of violation, complaint, demand or notification stating that it is or may be potentially responsible with respect to any threatened or actual Release of any Hazardous Substance.

(c)                                  No written notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Knowledge of Elite and each Stockholder, threatened, by any Governmental Authority:  (i) with respect to any alleged violation by Elite of any Environmental Law; (ii) with respect to any alleged failure by Elite to have any Permit; or (iii) with respect to the Management of any Hazardous Substances by or on behalf of Elite.

(d)                                 To the Knowledge of Elite and each Stockholder, Elite has not Managed any Hazardous Substance on any property now or previously owned, operated or leased by Elite nor, to the Knowledge of Elite and each Stockholder, has anyone else Managed any Hazardous Substance on any property now or previously owned, operated or leased by Elite, except in compliance in all material respects with all Environmental Laws.

(e)                                  To the Knowledge of Elite and each Stockholder, there are no underground storage tanks, active or abandoned, at any property now or previously owned, operated or leased by Elite.

(f)                                    No Hazardous Substance Managed by Elite was sent by Elite or any Person hired or employed by Elite to any site which is listed or proposed for listing under CERCLA or on any other list of sites where Hazardous Substances are located.  To the Knowledge of Elite and each Stockholder, no Hazardous Substance Managed by Elite has come to be located at any site which is on such list, or which is the subject of any federal, state or local enforcement action.

(g)                                 No Hazardous Substance has been used by Elite or, to the Knowledge of Elite and each Stockholder, by anyone else which will subject Elite to any liability.

(h)                                 No oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Elite, excluding any Release or threat of Release which will not subject Elite to any liability.  No real property, now or previously owned, operated or leased by Elite is listed or, to the Knowledge of Elite and each Stockholder, proposed for listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any list of sites where Hazardous Substances are located.

(i)                                     There are no environmental Liens on any properties owned or leased by Elite and no actions by any federal, state, local, or foreign governmental or regulatory agency or authority have been taken or, to the Knowledge of Elite and each Stockholder, are in process or pending which would subject any of such properties to such Liens.

(j)                                     There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to any property or business now or previously owned, operated, or leased by Elite which have not heretofore been provided to Mattress Firm or Newco that are in Elite’s possession, custody or control.

(k)                                  Elite knows of no facts or circumstances related to environmental matters concerning the existing or previously owned, operated or leased properties or businesses of Elite that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities against Elite or Mattress Firm or Newco or any of their respective Affiliates.

(l)                                     No PCBs or asbestos-containing materials, are or have been present at any property now or previously owned, operated or leased by Elite.

(m)                               To the Knowledge of Elite and each Stockholder, no real property previously owned by Elite has a notice or restriction in its deed relating to the presence of Hazardous Substances.

Section 4.15                                Labor and Employee Matters.

(a)                                  No employees of Elite are covered by a collective bargaining agreement and no collective bargaining agreement binding on Elite restricts Elite from relocating or closing any or all of its business or operations.

(b)                                 There are no currently pending, and during the past five years there has been, no strike, lockout, picketing, slow-downs or work stoppages with respect to Elite and, to the Knowledge of Elite and each Stockholder, no such strikes, picketing, lockouts, slow-downs or work stoppages are threatened.

(c)                                  There has not existed during the past five years, does not currently exist and, to the Knowledge of Elite and each Stockholder, is not currently threatened, any grievance, arbitration proceeding, charge or complaint filed on behalf of an employee or labor organization, before the National Labor Relations Board, the Equal Employment Opportunity Commission, state and local civil rights agencies, federal or state departments of labor, the various occupational health and safety agencies or any judicial or arbitration forum with respect to Elite.

(d)                                 No representation question exists or has been raised with respect to employees of Elite during the past three years.  There are no campaigns being conducted to solicit cards or authorization from employees of Elite to be represented by any labor organization.

(e)                                  Elite is and has been in material compliance with all applicable Laws relating to employment, employment practices, wages, hours, discrimination, safety and health of employees, workers compensation, unemployment insurance, withholding of wages, and terms and conditions of employment.  All personnel manuals, handbooks, policy and procedure manuals applicable to the employees of Elite have been disclosed and made available provided to Mattress Firm and Newco.

(f)                                    Elite has not closed any plant or facility, effectuated any mass layoff of employees as defined under the Workers Adjustment and Retraining Notification Act (or other similar state law), or implemented any early retirement or separation program during the past three years nor has Elite announced any such action.  Schedule 4.15(f) lists all persons whose employment was terminated by Elite during the past three years whose compensation exceeded $20,000 per annum.

(g)                                 Elite is not liable for any severance pay or other payments to any employee or former employee due to the termination of employment and will not have any liability under any benefit or severance plan, policy, practice, program or agreement which exists or may be deemed to exist under any applicable law, as a result of the transactions contemplated hereunder; and neither the execution nor delivery of this Agreement or any other Transaction Document, nor the carrying on of Elite’s business by the employees of Elite, nor the conduct of Elite’s business as proposed, will result in a breach or violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract under which any of such employees is bound or otherwise subject.

(h)                                 No employee of, or consultant or advisor to, Elite is a party to any Contract that in any way adversely affects the performance of such employee, consultant or advisor’s duties as an employee of, or consultant or advisor to, Elite, or is a party to, or threatened by, any litigation concerning any Intellectual Property Rights.  Elite does not believe it is or will be necessary to use any inventions of any of its employees, consultants or advisors (or individuals or entities it currently intends to hire in any of such capacities) made prior to their hire by Elite, other than those that have been duly and properly assigned to Elite.

(i)                                     Schedule 4.15(i) lists the name, title or job description and total annual compensation of each current employee of Elite and a schedule setting forth the material terms of the policies, if any, of Elite concerning vacations, bonuses, leaves of absence, holidays and severance pay.

Section 4.16                                Taxes.

(a)                                  Elite:

(i)                                     has at all times since its organization elected to be treated as an “S” corporation (within the meaning of Section 1361(a)(1) of the Code) for federal income Tax purposes and for state income Tax purposes in those states where Elite was so qualified, and such elections are valid and effective at all times thereafter up to and including the Closing Date;

(ii)                                  owns no asset the basis of which is determined in whole or in part by reference to the basis of such asset in the hands of a “C” corporation (within the meaning of Section 1361(a)(2) of the Code);

(iii)                               has duly and timely filed (taking into account all valid extensions of filing dates) with the appropriate authorities all Tax Returns required to be filed by it;

(iv)                              has duly and timely paid or caused to be timely paid all Taxes due and payable by it; and

(v)                                 has properly accrued on the Financial Statements all Taxes not yet payable in respect of all periods up to and including the Closing Date.

(b)                                 All Tax Returns filed by Elite are true, complete and correct in all material respects. Schedule 4.16(b) lists each jurisdiction in which Elite has filed or is required to file a Tax Return, the type of Tax and the type of Tax Return filed or required.  No claim has ever been made by any authority in a jurisdiction where Elite does not file a Tax Return that Elite is or may be subject to taxation in that jurisdiction.  Elite has provided Mattress Firm and Newco with a true and complete copy of each Tax Return filed by Elite during the past three years.  Elite has duly and timely withheld or collected, paid over and reported all Taxes required to be withheld or collected by it on or before the date hereof.  Schedule 4.16(b) also lists each jurisdiction for which Elite has made an “S” (or similar) election, or for which an “S” (or similar) election is effective, including the date of such election, its effective date, the date of any termination of such election, and the cause of such termination.  Except as set on Schedule 4.16(b), each such election is effective for each year from its effective date up to and including the Closing Date.

(c)                                  Elite will not incur any liability or expense for Taxes for the period between the Balance Sheet Date and the Closing Date other than with respect to operations in the ordinary course of business.

(d)                                 To the Knowledge of Elite and each Stockholder, no taxing authority has claimed, proposed or asserted any adjustment that could result in the creation of, or an increase in, any deficiency in any Tax for which Elite is or may be liable or which relates to its income, assets or operations.

(e)                                  There is no pending or, to the Knowledge of Elite or any Stockholder, threatened audit, investigation, proceeding or claim respecting any Tax for which Elite is or may be liable or which relates to the income, assets or operations of Elite.

(f)                                    No statute of limitations relating to the assessment or collection of any Tax for which Elite is or may become liable or subject has been waived or extended.

(g)                                 Elite is not a party to any Contract that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, Section 280G or Section 404 of the Code.

(h)                                 Elite is not a party to any Tax sharing or Tax allocation agreement.

(i)                                     There are no Liens for Taxes upon the assets of Elite, except for Liens for Taxes not yet due and payable.

(j)                                     Elite has never filed a consent under former Section 341(f) of the Code (or any comparable state, local or foreign Tax provision).

(k)                                  Elite does not have any “tax-exempt bond financed property” or “tax-exempt use property” within the meanings of Section 168(g) or (h), respectively, of the Code (or any comparable state, local or foreign Tax provision).

(l)                                     Elite is not liable for the Taxes of any other Person as a transferee or successor pursuant to Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign Law), pursuant to any indemnity agreement or otherwise.

(m)                               Elite has not agreed and is not required to make any adjustment under Section 481(a) of the Code (or any comparable provision of state, local or foreign Law).

Section 4.17                                Affiliated Party Transactions.  No Affiliate of Elite has, or since January 1, 1999 has had:  (a) any interest in any property used in or pertaining to the business of Elite; or (b) any equity interest or other financial or profit interest in any Person that has:  (i) had business dealings or a material financial interest in any transaction with Elite; or (ii) engaged in competition with Elite in any market currently served by Elite.  No Affiliate of Elite is a party to any Contract with, or has any claim or rights against, Elite.

Section 4.18                                Inventory and Supplies.  The inventory (including inventory in transit) and supplies of Elite were acquired in the ordinary course of the business of Elite and consist of items that are good and merchantable and of a quality and quantity usable and saleable (in the case of inventory) in the ordinary course of business, except to the extent of reserves, allowances and write-downs reflected in the Balance Sheet.  All such inventory is valued at the lower of cost or market (using the standard cost method), in accordance with GAAP consistently applied.  There are no material liabilities or material obligations with respect to the return of inventory in the possession of customers.  The inventories do not consist of any items held on consignment.  Elite has good and merchantable title to each item of inventory and supplies free and clear of all Liens.

Section 4.19                                Accounts Receivable.  The accounts receivable of Elite represent bona fide indebtedness incurred by account debtors and arose in the ordinary course of the business of Elite.  Since the Balance Sheet Date, no event has occurred that would, under practices in effect when the Balance Sheet was prepared, require an increase in the reserves for any accounts receivable.  There is no contest, claim or right of set-off with any account debtor relating to the amount or validity of any account receivable other than those which do not exceed, in the aggregate, the reserve for uncollectible accounts contained in the Balance Sheet.

Section 4.20                                Accounts Payable and Other Accrued Expenses.  The accounts payable and other accrued expenses included among the liabilities of Elite represent bona fide obligations incurred by Elite which arose in the ordinary course of its business.  Schedule 4.20 lists all accounts payable and other accrued expenses as of the Latest Balance Sheet Date in excess of $10,000, indicating the name of each payee, their relationship (if any) to Elite, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the ordinary course of business.

Section 4.21                                Prohibited Payments.  Neither Elite, nor, to the Knowledge of Elite and each Stockholder, any Affiliate of Elite, or any employee or agent of Elite has offered, paid or agreed to pay to any person or entity, including any government official, or solicited, received or agreed to receive from any such person or entity, directly or indirectly, any money or anything of value for the purpose or with the intent of obtaining or maintaining business for Elite or otherwise affecting the business, operations, prospects, properties, or condition (financial or otherwise) of Elite and which is or was in violation or any ordinance, regulation or law, or, in the case of payment of money or anything of value, if not in violation of any such ordinance, regulation or law, is not properly and correctly recorded or disclosed on the books and records of Elite as an expense in accordance with GAAP.  Elite has not engaged in any transaction, maintained any bank account or used any other funds except for transactions, bank accounts and funds which have been and are properly and correctly reflected in the normally maintained books and records of Elite.

Section 4.22                                Insurance.  Schedule 4.22 lists each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by Elite on its properties, assets, products, business or personnel, and the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by Elite or the conduct of its business.  Elite is not in default with respect to any material provision contained in any insurance policy and has not failed to give any notice or present any material claim under any insurance policy in due and timely fashion, except to the extent that such default or failure would not have a Material Adverse Effect on Elite.  Elite has maintained comparable insurance with carriers which are, to the Knowledge of Elite and each Stockholder, financially sound and of good reputation continuously for the past five years and such insurance is, and has been adequate as to coverage, and in amounts, in accordance with the standards of the industry in which Elite operates.  Elite has made available to Mattress Firm and Newco copies of all liability insurance policies of Elite that are in effect.

Section 4.23                                Bank Accounts.  Schedule 4.23 lists:   (a) the name of each bank in which Elite has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and (b) the name of each person, corporation, firm, association or business organization, entity or enterprise holding a general or special power of attorney from Elite and a summary of the terms thereof.

Section 4.24                                Brokers and Finders.  Elite has not directly or indirectly employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees in connection with the transactions contemplated hereby.

Section 4.25                                Suppliers.  Schedule 4.25 lists Elite’s top 20 suppliers (by volume of purchases from such suppliers), for the fiscal year ended December 31, 2003 and the nine month period ended September 30, 2004.  Elite has not received any written notice from any of the suppliers on Schedule 4.25 suppliers to the effect that, and Elite has no reason to believe that, any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Elite (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 4.26                                Projections.

(a)                                  No Stockholder makes or has made any representation or warranty with respect to any financial projection or forecast relating to the business of Elite or any of its subsidiaries.

(b)                                 With respect to any projection or forecast delivered by or on behalf of Mattress Firm to any Stockholder, the Stockholders acknowledge that:  (a) there are uncertainties inherent in attempting to make such projections and forecasts; (b) they are familiar with such uncertainties; and (c) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to them.

Section 4.27                                Information Accurate and Complete; Reliance.  Without limiting the specific language of any other representation or warranty herein, all information furnished or to be furnished by Elite to Mattress Firm or Newco in this Agreement, in exhibits or schedules attached to this Agreement, or otherwise delivered by Elite to Mattress Firm or Newco is accurate and complete in all respects, includes all material facts required to be stated therein and does not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading.

Article V
Additional Representations and Warranties of the Stockholders

Each Stockholder, on his or her own behalf, severally and not jointly, represents and warrants to Mattress Firm and Newco as follows (except that Messrs. Ferguson, Stagner and Lewin (and no other Stockholders) are making the representations and warranties in Section 5.4 jointly and severally):

Section 5.1                                      Capacity; Enforceability; No Conflicts; Etc.

(a)                                  Such Stockholder has the requisite capacity to execute and deliver this Agreement and the other Transaction Documents to which such Stockholder is or will be a party, to perform such Stockholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)                                 This Agreement has been, and the other Transaction Documents to which such Stockholder is or will be a party will at the Closing be, duly and validly executed and delivered by such Stockholder and constitutes or will then constitute, as the case may be, the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms.

(c)                                  The execution and delivery by such Stockholder of this Agreement and each of the other Transaction Documents to which such Stockholder is a party, the performance by such Stockholder of such Stockholder’s obligations hereunder and thereunder and the consummation by such Stockholder of the transactions contemplated hereby and thereby do not and will not:

(i)                                     result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any of the properties or assets of such Stockholder may be bound or otherwise subject; or

(ii)                                  contravene or violate any Law applicable to such Stockholder or any of such Stockholder’s properties or assets.

(d)                                 No Consent of any Person, including, without limitation, any Governmental Authority is required to be made or obtained by such Stockholder in connection with the execution, delivery and performance by Elite or such Stockholder of this Agreement or any of the other Transaction Documents to which Elite or such Stockholder is a party or the consummation by Elite or such Stockholder of the transactions contemplated hereby or thereby.

Section 5.2                                      Brokers and Finders.  Such Stockholder has not directly or indirectly employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees, in connection with the transactions contemplated hereby.

Section 5.3                                      Sophistication, Etc. .

(a)                                  By reason of his or her business and financial experience (including, without limitation, his involvement in the day-to-day conduct of the business of Elite), and the business and financial experience of those, if any, retained by such Stockholder to advise him with respect to the investment in the securities of Mattress Firm being acquired hereunder and the due diligence performed by such Stockholder, and on his behalf, such Stockholder, together with such advisors, has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in Mattress Firm and making an informed investment decision with respect thereto.

(b)                                 Such Stockholder acknowledges that the securities of Mattress Firm to be acquired hereunder will be subject to the Stockholders’ Agreement and the Registration Agreement and have not been registered under the Securities Act or any applicable state securities Laws and, therefore, cannot be sold unless permitted under the Stockholders’ Agreement and the Registration Agreement and either registered under the Securities Act and such applicable state securities Laws or an exemption from such registration is available.  Such Stockholder is acquiring such securities for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

(c)                                  Such Stockholder understands that he must, and is able to, bear the economic risk of the investment in the securities of Mattress Firm to be acquired hereunder indefinitely because such securities may not be sold, hypothecated or otherwise disposed of unless permitted by the Stockholders’ Agreement and the Registration Agreement and either registered under the Securities Act and applicable state securities Laws or an exemption from such registration is available.  Such Stockholder understands that:  (i) his investment in the securities of Mattress Firm to be acquired hereunder involves a substantial degree of risk of loss of his entire investment (which he can afford); (ii) there is no assurance of any income from such investment; and (iii) he is relying on the advice, if any, received from his personal tax advisor with respect to the tax aspects of such investment.

(d)                                 Such Stockholder has received and read carefully the Confidential Private Offering Memorandum (as amended, revised or supplemented prior to the Closing) delivered by Mattress Firm and Newco to such Stockholder and has consulted with, or has had the opportunity to consult with, his own legal counsel in connection with this Agreement and the transactions contemplated by this Agreement.

Section 5.4                                      Elite Concepts, Inc. .  All of the outstanding capital stock of Elite Concepts, Inc., a North Carolina corporation, is owned by Messrs. Ferguson, Stagner and Lewin.  Such entity is not engaged in any business and has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise).

Article VI
Representations and Warranties of Mattress Firm and Newco

Mattress Firm and Newco jointly and severally represent and warrant to each of the Stockholders as follows:

Section 6.1                                      Organization; Good Standing; Foreign Qualification.

(a)                                  Mattress Firm is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to own, lease, and operate the assets, properties and business owned, leased and operated by it.  Mattress Firm is duly qualified or licensed to transact business, and is in good standing as a foreign corporation authorized to transaction business, in each jurisdiction where such qualification or license is required by Law, except for jurisdictions where the failure to be so qualified or licensed would not be reasonably likely to result in a Material Adverse Effect on Mattress Firm.

(b)                                 Newco is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has the power and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

Section 6.2                                      Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

(a)                                  The execution, delivery and performance by Mattress Firm and Newco of this Agreement and the other Transaction Documents to which either of them is a party and the consummation by Mattress Firm and Newco of the transactions contemplated hereby and thereby has been duly authorized by all requisite action of each of them.

(b)                                 This Agreement has been, and the other Transaction Documents to which Mattress Firm or Newco is or will be a party will at the Closing be, duly and validly executed and delivered by Mattress Firm or Newco and constitutes or will then constitute, as the case may be, the legal, valid and binding obligations of Mattress Firm and Newco, enforceable against them in accordance with their respective terms.

(c)                                  The execution and delivery by Mattress Firm and Newco of this Agreement and each of the other Transaction Documents to which either of them is a party, the performance by Mattress Firm and Newco of their obligations hereunder and thereunder and the consummation by them of the transactions contemplated hereby and thereby do not and will not:

(i)                                     violate any provision of either of their certificate of incorporation or bylaws;

(ii)                                  result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any Contract to which Mattress Firm or Newco is a party or by which any of the properties or assets of Mattress Firm or Newco may be bound or otherwise subject; or

(iii)                               contravene or violate any Law applicable to Mattress Firm or Newco or any of the properties or assets of Mattress Firm or Newco.

(d)                                 No Consent of any Person, including, without limitation, any Governmental Authority is required to be made or obtained by Mattress Firm or Newco in connection with the execution, delivery and performance by them of this Agreement or any of the other Transaction Documents to which either of them is a party or the consummation by them of the transactions contemplated hereby or thereby.

Section 6.3                                      Capitalization.

(a)                                  The authorized capital stock of Mattress Firm consists of 1,200,000 shares of its voting common stock, par value $0.001 per share, of which 922,057 shares are issued and outstanding, 1,700,000 shares of Mattress Firm Common Stock, of which 80,443 shares are issued and outstanding, and 100,000 shares of its preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Except for options to purchase an aggregate of 72,500 shares of Mattress Firm Common Stock and as set forth in the first sentence of this Section 6.3, Mattress Firm has no issued or outstanding capital stock and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Mattress Firm, or contracts, commitments, understandings or arrangements, by which Mattress Firm is or may become bound to issue additional shares of its capital stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Mattress Firm.  Except for the Stockholders’ Agreement, there is no existing arrangement that requires or permits any shares of the capital stock of Mattress Firm to be voted by or at the discretion of anyone other than the record owner thereof and there are no proxies providing for such a voting arrangement.  Except for the Stockholders’ Agreement and restrictions imposed by applicable securities laws, there are no restrictions of any kind on the transfer of any of the outstanding shares of capital stock of Mattress Firm.  None of Mattress Firm’s capital stock has been issued in violation of any federal or state law or any statutory, contractual or other preemptive or similar rights.  Except for the Registration Agreement dated as of March 24, 2003 among Mattress Firm and its stockholders, as presently in effect, there are no Contracts pursuant to which Mattress Firm is or could be required to register any of its securities under the Securities Act.

(b)                                 Mattress Firm directly owns all of the outstanding capital stock of Newco.  The authorized capital stock of Newco consists of 1,000 shares of its common stock, par value $0.001 per share, of which 100 shares are issued and outstanding, all of which are owned by Mattress Firm.  All of such outstanding shares have been validly issued and are fully paid and nonassessable.  Newco has no issued or outstanding capital stock and there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Newco, or contracts, commitments, understandings or arrangements, by which Newco is or may become bound to issue additional shares of its capital stock or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of Newco.

(c)                                  The shares of Mattress Firm Common Stock issuable to the Stockholders as Acquisition Consideration in accordance with the terms of this Agreement have been duly authorized and, when issued and sold in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

Section 6.4                                      Financial Statements.  Mattress Firm has delivered the Mattress Firm Financial Statements to the Stockholders.  The Mattress Firm Financial Statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods covered by such statements and fairly present, in all material respects, (x) in the case of the balance sheets, the consolidated financial condition of Mattress Firm as of the dates indicated, and (y) in the case of the consolidated statements of income and retained earnings and of changes in financial position, the consolidated results of operations and changes in the consolidated financial position of Elite for the periods indicated.

Section 6.5                                      Litigation; Compliance with Law; Permits.

(a)                                  There is no Proceeding:

(i)                                     that has been commenced by or against Mattress Firm or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Mattress Firm; or

(ii)                                  that challenges, or that may have the effect of preventing, denying, making illegal or otherwise interfering with the transactions contemplated hereby.

(b)                                 To the Knowledge of Mattress Firm:  (i) no Proceeding referred to in the preceding Section 6.5(a) has been threatened or is contemplated; and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(c)                                  Mattress Firm has complied with all applicable Laws.  Mattress Firm has not received notice of any violation of any Law.

(d)                                 Mattress Firm has every Permit required for it to conduct its business as presently conducted.  All such Permits are in full force and effect and Mattress Firm has not received notice of any pending cancellation or suspension of any Permits nor, to the Knowledge of Mattress Firm, is any cancellation or suspension of any Permits threatened.  The applicability and validity of each such Permit will not be adversely affected by the consummation of the transactions contemplated by this Agreement.

Section 6.6                                      Brokers and Finders.  Except as set forth on Schedule 6.6 hereto, neither Mattress Firm nor Newco has directly or indirectly employed any broker, agent or finder or incurred any liability for any brokerage fees, agents’ commissions or finders’ fees, in connection with the transactions contemplated hereby.

Section 6.7                                      Projections.

(a)                                  Neither Mattress Firm nor Newco makes or has made any representation or warranty with respect to any financial projection or forecast relating to Mattress Firm’s business.

(b)                                 With respect to any projection or forecast delivered by or on behalf of Elite to Mattress Firm or Newco, Mattress Firm and Newco acknowledge that:  (a) there are uncertainties inherent in attempting to make such projections and forecasts; (b) they are familiar with such uncertainties; and (c) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to them.

Section 6.8                                      Information Accurate and Complete; Reliance.  Without limiting the specific language of any other representation or warranty herein, all information furnished or to be furnished by Mattress Firm or Newco to any Stockholder in this Agreement, in exhibits or schedules attached to this Agreement, or otherwise delivered by Mattress Firm or Newco to any Stockholder is accurate and complete in all respects, includes all material facts required to be stated therein and does not contain any untrue statement of a material fact or omit any material fact necessary to make the statements therein not misleading.

Article VII
Covenants

Section 7.1                                      Conduct of Business in Ordinary Course.  From and after the date hereof until the Closing or the earlier termination of this Agreement:

(a)                                  The Stockholders agree to cause Elite and its subsidiaries to conduct their activities and operations in the ordinary course in the same manner as presently conducted and in compliance with all applicable Laws and to:  (i) preserve and keep intact their assets and properties; (ii) keep available the services of their officers, employees and agents as of the date of this Agreement; and (iii) preserve their relationships with customers and suppliers; and

(b)                                 Except in connection with and pursuant to the Reorganization, without the prior written consent of the Mattress Firm and Newco, the Stockholders shall cause Elite and each of its subsidiaries not to:

(i)                                     effect any recapitalization, reclassification, stock split or like change in the capitalization of or declare or pay any dividend or distribution on any class of its capital stock or redeem or otherwise acquire any of its capital stock;

(ii)                                  merge or consolidate with, purchase all or a part of the assets of, or otherwise acquire any business or proprietorship, firm, association, corporation or other business organization or division or part thereof;

(iii)                               issue any shares of its capital stock or the capital stock or any other securities (including any securities exercisable or exchangeable for, or convertible into, any shares of capital stock);

(iv)                              propose to amend or amend its certificate of incorporation or bylaws (or comparable organizational documents);

(v)                                 except for trade payables and for indebtedness for borrowed money incurred in the ordinary course of business since the Balance Sheet Date or set forth on the Balance Sheet incur any liability or obligation of any nature (whether absolute, contingent, accrued or unaccrued);

(vi)                              acquire any assets having a value in excess of $50,000 or sell, assign, transfer, convey, lease, encumber, subject to any Lien or otherwise dispose of any such assets (except, in each case, for fair consideration in the ordinary course of business consistent with past practice or pursuant to existing contractual obligations);

(vii)                           enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization relating to any employees of Elite;

(viii)                        grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any material increase in salary or benefits of any officer, director, employee or agent or pay any bonus to any Person, or enter into any employment or severance agreement with any officer, director or employee, in each case, except as required by law or any existing Contract;

(ix)                                dispose of or permit to lapse any material rights to the use of any material Intellectual Property;

(x)                                   adopt, enter into, terminate or amend any Plan;

(xi)                                take any affirmative action, or fail to take any action within its control, as a result of which any of the changes or events listed in Section 4.7 is reasonably likely to occur;

(xii)                             make any change (except for changes in authorized signatories arising out of personnel changes) in banking or safe deposit box arrangements;

(xiii)                          grant any power of attorney;

(xiv)                         fail to comply in any material respect with any Laws applicable to it or fail to obtain or maintain any material Licenses or Permits required to operate the business of Elite as presently conducted;

(xv)                            not take or omit to take any action that, if taken or omitted prior to the date of this Agreement, would constitute a breach of any the representations or warranties of Elite or any Stockholder contained in this Agreement; or

(xvi)                         agree to make any commitment to take any action prohibited by this Section 7.1.

Section 7.2                                      Access and Information.  From the date hereof through the Closing, the Stockholders shall cause Elite to, upon reasonable notice:

(a)                                  afford the officers, employees and authorized agents, accountants, counsel and representatives of Mattress Firm and Newco reasonable access, during normal business hours, to:  (i) the property, books and records of Elite and its subsidiaries (wherever located); and (ii) those officers, directors, employees, agents, accountants and counsel of Elite and its subsidiaries who have any knowledge relating to them; and

(b)                                 furnish to the officers, employees and authorized agents, accountants, counsel and representatives of Mattress Firm and Newco such additional information regarding Elite and its subsidiaries as Mattress Firm and Newco may from time to time reasonably request.

Section 7.3                                      Other Actions; Consents.

(a)                                  Each of the parties to this Agreement shall use his or its reasonable best efforts consistent with their respective fiduciary duties, if any, to:  (i) take, or cause to be taken, all actions; (ii) do, or cause to be done, all things; and (iii) execute and deliver all such documents, instruments and other papers, as in each case may be necessary, proper or advisable under applicable Laws, or reasonably required in order to carry out the terms and provisions of this agreement and to consummate and make effective the transactions contemplated hereby.

(b)                                 Until the Closing, each Stockholder shall use his reasonable best efforts consistent with his fiduciary duties, if any, without incurring any unreasonable expense to cause it to obtain all applicable Consents listed on Schedule 4.2.

(c)                                  Nothing in this Agreement shall require Mattress Firm or Newco to give any guarantee or other consideration of any nature in connection with any Consents or to consent to any change in any of the terms of this Agreement or any other Transaction Document; provided that, Mattress Firm and Newco agree to cooperate with Elite in connection with the transfer of the Leases.

Section 7.4                                      No Shop.  From and after the date hereof until the Closing or the earlier termination of this Agreement, no Stockholder shall, and each Stockholder shall cause Elite and its subsidiaries not to, directly or indirectly, encourage, solicit, initiate or otherwise engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or groups (other than Mattress Firm, Newco and their affiliates, representatives and assignees) concerning any proposal concerning the merger, consolidation, sale of equity interests in or a substantial amount of the assets of Elite and its subsidiaries.  Each Stockholder shall, and shall cause Elite to, promptly advise Mattress Firm and Newco of any such proposal, including the identity of the person or entity making such proposal and the nature and terms thereof.

Section 7.5                                      Notice of Developments.  Prior to the Closing Date and promptly upon becoming aware of same, each Stockholder shall cause Elite to promptly notify Mattress Firm and Newco in writing of:

(a)                                  any breach of covenant of Elite or any Stockholder in this Agreement;

(b)                                 any inaccuracy of representation or warranty of Elite or any Stockholder in this Agreement; and

(c)                                  all other developments affecting the assets, liabilities, business, financial condition, operations, results of operations, customer or supplier relations, employee relations, projections or prospects of Elite and its subsidiaries.

Section 7.6                                      Covenant Not to Compete; Non-Solicitation; Confidentiality.

(a)                                  During the Term, no Stockholder shall, and each Stockholder shall cause the other Stockholders and each Stockholder’s respective Affiliates not to, directly or indirectly, engage (whether as owner, operator, shareholder, manager, consultant, strategic partner or employee) in any business competitive with the business conducted by Mattress Firm or any of its subsidiaries or Elite or any of its subsidiaries as of the date of this Agreement (a “Competing Business”):  (x) in any state where Mattress Firm or its subsidiaries or any of its subsidiaries or Elite or any of its subsidiaries conducts business (whether as of the date of this Agreement or during the Term); or (y) on the Internet or via any other media where the content is targeted to residents of such state where Mattress Firm or any of its subsidiaries or Elite or any of its subsidiaries conducts business (whether as of the date of this Agreement or during the Term).  For the purposes of the foregoing, a Stockholder shall not be in breach of this Section 7.6 by reason of his beneficial ownership, together with that of the other Persons to whom the restrictions in this Section 7.6(a) are applicable, of five percent or less of a Competing Business’ voting capital stock if:  (i) such Competing Business is publicly traded; and (ii) the Stockholders and their respective Affiliates do not control the operation or management of such Competing Business.

(b)                                 During the Term, no Stockholder shall, and each Stockholder shall cause the other Stockholders and each Stockholder’s respective Affiliates not to, directly or indirectly, solicit excluding general public solicitations for employment, recruit or hire, either as an employee or a consultant, any employee of Mattress Firm or any of its subsidiaries who was an employee, consultant or independent contractor of Elite as of the date of this Agreement to become an employee or consultant of, or otherwise provide services to, any Competing Business.

(c)                                  From and after the date of this Agreement, each Stockholder shall, and each Stockholder shall cause the Stockholders’ respective Affiliates to, maintain the confidentiality of, and shall not use for the benefit of himself or others, any confidential information concerning Mattress Firm or its Affiliates and Elite (the “Confidential Information”); provided, however, that this Section 7.6(c) shall not restrict:  (i) any disclosure by a Stockholder of any Confidential Information required by applicable Law (but only such portion of the Confidential Information that they are legally required to disclose), but if permitted by applicable Law, the disclosing Stockholder shall give Mattress Firm notice and a reasonable opportunity to contest such disclosure or seek an appropriate protective order; and (ii) any disclosure of information that:  (A) is publicly available as of the date of this Agreement; or (B) after the date of this Agreement, becomes publicly available through no fault of the disclosing party.

Section 7.7                                      Tax Returns; Taxes.

(a)                                  Through and including the Closing Date, no Stockholder shall take or fail to take any action, or permit Elite to take or fail to take any action, that could result in the termination of any “S” corporation election (or similar election) of Elite prior to the Closing.  The Stockholders shall prepare and duly and timely file all Tax Returns that are required to be filed by or on behalf of Elite for any Tax period through and including the Closing Date, which such Tax Returns shall be true, correct and complete, shall be prepared in a manner consistent with its prior Tax Returns and shall not make, amend or terminate any election or change any accounting method, practice or procedure without the prior written consent of Mattress Firm and Newco.  The Stockholders shall use their reasonable best efforts to provide to Mattress Firm and Newco copies of such Tax Returns with sufficient time for comments and corrections prior to filing.  The Stockholders shall cause Elite to, and the Stockholders and Elite shall, duly and timely pay in full or cause to be paid in full all Taxes that are due and payable on or before the Closing Date.  The Stockholders shall cause Elite to record a provision on the books and records of Elite in accordance with GAAP for the payment of all such Taxes that are not due and payable on or before the Closing Date.  The Stockholders shall cause Elite to duly and timely comply with all applicable Laws relating to the collection or withholding of Taxes and the reporting and remittance thereof to the applicable Governmental Authorities.

(b)                                 The Stockholders shall be responsible for and shall timely pay or reimburse Newco for all Taxes, including, without limitation, any Taxes resulting from a Proceeding, for which Elite (or the Surviving Corporation as its successor) is or may be liable with respect to any Pre-Closing Period to the extent such Taxes are not reflected on the Financial Statements.

(c)                                  Mattress Firm or the Surviving Corporation shall promptly forward to the Stockholders a copy of any written communication from any Governmental Authority received by the Surviving Corporation relating to any Pre-Closing Period.  Each Stockholder shall promptly forward to Mattress Firm and the Surviving Corporation a copy of all written communications from any Governmental Authority received by Elite (on or before the Closing Date) or any Stockholder relating to Elite or any Tax for which Elite is or may be liable or that could result in a Lien on the stock of Elite or any of its assets.

(d)                                 (i)                                     Neither Mattress Firm nor the Surviving Corporation shall settle or make any payment of any amount claimed to be due with respect to a proposed adjustment to any Taxes for which Elite is or may be liable solely with respect to a Pre-Closing Period for at least 10 days after giving notice thereof to the Stockholders pursuant to Section 7.7(c).

(ii)                                  Notwithstanding any provision to the contrary in this section 7.7(d), the Stockholders shall have the right, at their option (in the manner provided in clause (ii)), to assume control of the defense of any Tax Proceeding that relates solely to Taxes of Elite for a Pre-Closing Period if, and only if, such Tax Proceeding or the resolution thereof could not have an Adverse Tax Impact.  If the Stockholders assume control, the Stockholders shall defend such Tax Proceeding in good faith and may use legal counsel selected by them provided such legal counsel is reasonably acceptable to Mattress Firm and the Surviving Corporation.  The Stockholders shall keep Mattress Firm and the Surviving Corporation apprised as to the status of such Tax Proceeding and any proceedings with respect thereto, including, without limitation, the positions taken by the parties.  The costs of such defense shall be borne solely by the Stockholders.  Mattress Firm and the Surviving Corporation (or their designees) shall have the right, at their expense, to participate in such defense, including, without limitation, to attend any meetings and to be represented by legal counsel selected by it.  Notwithstanding anything herein to the contrary, no Stockholder shall suggest, negotiate for or agree to any position that would or is reasonably likely to have an Adverse Tax Impact on Mattress Firm, Newco, the Surviving Corporation or any of their Affiliates without the prior written consent of Mattress Firm and the Surviving Corporation, which consent may be withheld in their discretion.

(iii)                               The Stockholders shall assume control of a Tax Proceeding under clause (ii) above by written notice to Mattress Firm and the Surviving Corporation within 15 days after notice of the Tax Proceeding pursuant to Section 7.7(c), stating that the Stockholders are undertaking and will prosecute the defense of such Tax Proceeding, the Tax Proceeding is subject to the indemnification provisions of Section 11.1(d) and that the Stockholders will be able to pay the full amount of the potential liability in connection with such Tax Proceeding.  With respect to any matter for which a Mattress Firm Indemnitee is indemnified pursuant to Section 11.1(d), to the extent the indemnification procedures set forth in this Section 11.3 conflict with the procedures set forth in this Section 7.7, the procedures set forth in this Section 7.7 shall govern.

(e)                                  Any Taxes for a period which includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the balance of the period in accordance with this section 7.7(e).  To the extent permitted under applicable Law, the parties shall elect to treat the Tax period as ending at the close of the Closing Date.  Where applicable Law does not permit such an election to be made, the taxable income or other Tax base for the entire period shall be allocated between the period on or before the Closing Date and the balance of the period on the basis of an interim closing of the books at the close of the Closing Date, except that any real estate or personal property Taxes shall be apportioned on the basis of the relative number of days in the period on or before the Closing Date and in the balance of the period.

(f)                                    The Stockholders shall duly and timely file all required stock transfer and other transfer Tax Returns and pay when due any such Taxes in connection with the transactions contemplated by this Agreement.  The Stockholders shall promptly provide to Mattress Firm and the Surviving Corporation a copy of any such Tax Returns and proof of payment of any such Taxes.

(g)                                 After the Closing Date, neither Mattress Firm nor the Surviving Corporation shall amend any Tax Return of Elite that relates to a Pre-Closing Period if such amendment would cause an adverse impact on the Tax liability of the Transferors without the prior written consent of the Stockholders.

(h)                                 The Surviving Corporation shall, and Mattress Firm shall cause the Surviving Corporation to, for a period of six years after the Closing, preserve all Tax Returns of Elite (and associated records) that relate to any Pre-Closing Period and shall make them available to the Stockholders or their authorized representatives at all reasonable times and on reasonable advance notice for inspection and in order to make copies and extracts therefrom for any proper purpose, all such inspection and copies to be made at the Stockholders’ sole expense.

Section 7.8                                      Merger.  Promptly after the Closing, Newco shall effect the Merger, with Newco as the surviving corporation.  Other than any actions required to be taken pursuant to this Agreement, neither Mattress Firm nor Newco has taken or will take any action that would prevent the transactions contemplated by this Agreement and the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 7.9                                      Employee Plans and Benefits

(a)                                  Mattress Firm shall cause all employees of Elite who are employed by the Surviving Corporation on or after the Closing Date (the “Continuing Employees”) to be credited with their period of employment with Elite, and any of Elite’s subsidiaries for eligibility, participation and vesting (but not for purposes of benefit accrual under any defined benefit pension plan or group health plan) under any employee benefit plans of the Surviving Corporation to the extent permitted by plan terms.

(b)                                 From and after the Closing, for Elite employees accepting employment, the Surviving Corporation shall cause to be credited any deductibles and out of pocket expenses incurred by such employee and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the group health plans provided by the Surviving Corporation.

Article VIII
Conditions Precedent to the Obligations of Mattress Firm and Newco

All obligations of Mattress Firm and Newco under this Agreement are subject to the satisfaction or waiver, prior to the Closing, of each of the following conditions:

Section 8.1                                      Accuracy of Representations and Warranties.

(a)                                  Except as set forth in Section 8.1(b), the representations and warranties of the Stockholders contained in Articles IV and V of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a specific date or only with respect to a specific period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties (including, without limitation, those representations and warranties that address matters only as of a specific date or only with respect to a specific period of time) to be so true and correct (without giving effect to any limitation contained therein as to “material,” “materiality,” “Material Adverse Effect” or other similar qualifiers) is not reasonably likely to result in a Material Adverse Effect on Elite.

(b)                                 The representations and warranties of the Stockholders contained in Sections 4.3 (Capitalization) and 4.5(a) (Absence of Changes) of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

Section 8.2                                      Compliance with Covenants.  Each Stockholder shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

Section 8.3                                      Deliveries.  The Stockholders shall have delivered to Mattress Firm and Newco:

(a)                                  a certificate from each Stockholder to the effect that the conditions set forth in Sections 8.1 and 8.2 have been satisfied;

(b)                                 a certificate signed by the Secretary of Elite certifying as to:  (i) the full force and effect of the certificate of incorporation and bylaws of Elite attached to such certificate as exhibits; (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of Elite and the stockholders of Elite authorizing it to enter into and to perform its obligations under the Transaction Documents to which it is a party (which resolutions shall be attached to such certificate as one or more exhibits); and (iii) the names and signatures of its officers authorized to sign the Transaction Documents to which it is a party;

(c)                                  certificates representing the Elite Shares owned by each Stockholder, together with duly endorsed blank stock powers.

Section 8.4                                      Obtaining of Consents.  The Consents on Schedule 4.2 shall have been obtained.

Section 8.5                                      Absence of Pending Proceedings.  No Proceeding shall have been instituted or threatened that (a) seeks to restrict, limit, prohibit or enjoin the transactions contemplated by this Agreement, or (b) is reasonably expected to have a Material Adverse Effect.

Section 8.6                                      Good Standing Certificates.  Mattress Firm and Newco shall have received a certificate from a governmental official in Georgia indicating that Elite is in good standing in such state and from a governmental official in North Carolina and South Carolina indicating that Elite is qualified or licensed to conduct its business and is in good standing in such states.

Section 8.7                                      Resignations.  Mattress Firm and Newco shall have received evidence satisfactory to them as to the resignation of each officer and director of Elite designated by Mattress Firm and Newco.

Section 8.8                                      General Release.  Mattress Firm and Newco shall have received a general release in favor of Elite, in a form reasonably acceptable to Mattress Firm and Newco, from each Affiliate, officer and director of Elite.

Section 8.9                                      Stockholders’ Agreement and Registration Agreement.  Mattress Firm and Newco shall have received the Stockholders’ Agreement and the Registration Agreement, each duly executed by each Stockholder.

Section 8.10                                Earnout Agreement.  Mattress Firm and Newco shall have received the Earnout Agreement dated as of the Closing Date, duly executed by each Stockholder.

Section 8.11                                No Liens.  Mattress Firm and Newco shall have received all releases (including, without limitation, all UCC-3 termination statements, payoff letters and evidence of termination of security interests) required to terminate the Liens to which the assets or capital stock of Elite and its subsidiaries are subject.

Section 8.12                                Securities.  Other than the Elite Shares, there shall not be outstanding any securities of Elite that directly or indirectly call for Elite to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares of capital stock of Elite or obligating Elite to grant, extend or enter into any of the foregoing.

Section 8.13                                Auto Leases.  Mattress Firm and Newco shall have received evidence satisfactory to them that the personal automobile leases paid for by Elite (the “Auto Leases”) are solely the responsibility of one or more Stockholders and that Elite shall have no obligations with respect thereto, and the Stockholders shall have assumed responsibility for insurance payments with respect thereto.

Section 8.14                                Promissory Notes.  The Stockholders shall have cancelled the three-year promissory notes issued to them in the Reorganization and Elite shall have issued to each Stockholder a Promissory Note signed by a new officer of Elite in the aggregate principal of such cancelled note (the Promissory Notes are to have an aggregate principal amount of $1,500,000).

Article IX
Conditions Precedent to the Obligations of the Stockholders

All obligations of the Stockholders under this agreement are subject to the satisfaction or waiver prior to the Closing, of each of the following conditions:

Section 9.1                                      Accuracy of Representations and Warranties.

(a)                                  Except as set forth in section 9.1(b), the representations and warranties of Mattress Firm and Newco contained in Article VII of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (except for those representations and warranties that address matters only as of a particular date or only with respect to a particular period of time, which representations or warranties shall be true and correct as of such date or with respect to such period), except where the failure of such representations or warranties (including, without limitation, those representations and warranties that address matters only as of a specific date or only with respect to a specific period of time) to be so true and correct (without giving effect to any limitation contained therein as to “material,” “materiality,” “Material Adverse Effect” or other similar qualifiers), could not have a Material Adverse Effect on Mattress Firm.

(b)                                 The representations and warranties of Mattress Firm and Newco contained in Section 6.3 (Capitalization) of this Agreement shall be true and correct in all respects when made and on and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

Section 9.2                                      Compliance with Covenants.  Mattress Firm and Newco shall each have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

Section 9.3                                      Deliveries.  Mattress Firm and Newco shall have delivered to the Stockholders:

(a)                                  a certificate from Mattress Firm and Newco to the effect that the conditions set forth in Sections 9.1 and 9.2 have been satisfied;

(b)                                 a certificate signed by the Secretary of Mattress Firm certifying as to (i) the full force and effect of the certificate of incorporation and bylaws of Mattress Firm attached to such certificate as exhibits; (ii) the accuracy and full force and effect of resolutions adopted by the board of directors of Mattress Firm authorizing it to enter into the Transaction Documents to which it is a party and perform its obligations thereunder (which such resolutions shall be attached to such certificate as one or more exhibits); and (iii) the names and signatures of the officers of Mattress Firm authorized to sign this Agreement; and

(c)                                  a certificate signed by the Secretary of Newco certifying as to:  (i) the full force and effect of its certificate of incorporation and by-laws attached to such certificate as exhibits; (ii) the accuracy and full force and effect of resolutions adopted by its board of directors and stockholders authorizing it to enter into the Transaction Documents to which it is a party and perform its obligations thereunder (which such resolutions shall be attached to such certificate as one or more exhibits); and (iii) the names and signatures of its officers authorized to execute the Transaction Documents to which it is a party.

Section 9.4                                      Absence of Pending Proceedings.  No Proceeding shall have been instituted that seeks to restrict, limit, prohibit or enjoin the transactions contemplated by this Agreement.

Section 9.5                                      Acquisition Consideration.  Newco shall have paid to the Stockholders the portion of the Acquisition Consideration payable to them in accordance with Section 3.2.

Section 9.6                                      Earnout Agreement.  The Stockholders shall have received the Earnout Agreement dated as of the Closing Date, duly executed by Newco.

Article X
Survival

Section 10.1                                Survival of Representations, Warranties, Covenants and Obligations of the Stockholders.

(a)                                  Notwithstanding any right of Mattress Firm and Newco to investigate the affairs of Elite and notwithstanding any knowledge of facts determined or determinable by Mattress Firm or Newco pursuant to such investigation or right of investigation, Mattress Firm and Newco have the right to rely fully upon the representations and warranties of the Stockholders contained in this Agreement.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant or obligation.

(b)                                 The representations, warranties, covenants and obligations of the Stockholders shall survive the execution and delivery of this Agreement and the Closing and shall thereafter survive and continue in full force and effect until the date which is 24 months after the Closing Date; provided, however, that:  (i) the representations and warranties contained in the first sentence of Section 4.1 (Organization) and in Sections 4.8 (Employee Benefit Plans; ERISA), 4.14 (Environmental Matters), 4.16 (Taxes), 4.24 (Brokers and Finders), 5.2 (Brokers and Finders) and 5.3 (Accredited Investor) shall survive the Closing and the liability of any Stockholder in respect of any inaccuracy therein shall continue until 30 days after all liability relating thereto is barred by all applicable statutes of limitation; and (ii) the representations and warranties contained in Sections 4.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts), 4.3 (Capitalization), 4.10(a) (Title) and 5.1(a) and (b) (Capacity; Enforceability) shall survive indefinitely.

Section 10.2                                Survival of Representations, Warranties, Covenants and Obligations of Mattress Firm and Newco.

(a)                                  Notwithstanding any right of the Stockholders to fully investigate the affairs of Mattress Firm and Newco and notwithstanding any knowledge of facts determined or determinable by the Stockholders pursuant to such investigation or right of investigation, the Stockholders have the right to rely fully upon the representations and warranties of Mattress Firm and Newco contained in this Agreement.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of, or compliance with, any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representation, warranty, covenant or obligation.

(b)                                 The representations, warranties, covenants and obligations of Mattress Firm and Newco shall survive the execution and delivery of this Agreement and the Closing and shall thereafter survive and continue in full force and effect until the date which is 24 months after the Closing Date; provided, however, that:  (i) the representations and warranties contained in the first sentence of Section 6.1 (Organization) and in Section 6.6 (Brokers and Finders) shall survive until the liability of Mattress Firm or Newco in respect of any inaccuracy therein is barred by all applicable statutes of limitation; and (ii) the representations and warranties contained in Sections 6.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts) and 6.3 (Capitalization) shall survive indefinitely.

Section 10.3                                Survival of Claims for Which Notice is Given.  If any claim for indemnification hereunder that has been previously asserted by a party to this Agreement in accordance with Section 11.1 is still pending at the expiration of the applicable survival period, such claim shall continue to be subject to the indemnification provisions of this Agreement until resolved.

Article XI
Indemnification

Section 11.1                                Indemnification by the Stockholders.  The Stockholders shall jointly and severally (or, in the case of the representations and warranties in Article V, severally and not jointly) indemnify and defend each Mattress Firm Indemnitee from and against, and hold each Mattress Firm Indemnitee harmless from, any Damages that any Mattress Firm Indemnitee may suffer or incur based upon, arising out of, relating to or in connection with any of the following (whether or not in connection with any third party claim):

(a)                                  the inaccuracy of any representation or warranty made by any Stockholder in or pursuant to this Agreement or in respect of any claim made based upon facts alleged that, if true, would make any representation or warranty to be inaccurate;

(b)                                 the failure by any Stockholder to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by any Stockholder;

(c)                                  the conduct of the business of Elite at or prior to the Closing;

(d)                                 Taxes with respect to any Pre-Closing Period for which Elite or the Surviving Corporation, as successor, is or may be liable and the effect, if any, on Mattress Firm, the Surviving Corporation or any of their Affiliates in any period that ends after the Closing Date of an adjustment in a Tax Return of Elite that relates to a Pre-Closing Period to the extent such Taxes are not reflected on the Financial Statements;

(e)                                  any failure of Elite to properly withhold Taxes or pay employment Taxes required to be withheld or paid by Elite, Newco, Mattress Firm or the Surviving Corporation with respect to compensation to the Stockholders resulting from the Reorganization; and

(f)                                    any withholding or employment Taxes required to be paid by Elite, Newco, Mattress Firm or the Surviving Corporation as a result of the treatment of the Acquisition Consideration as compensation.

Section 11.2                                Indemnification by Mattress Firm and Newco.  Mattress Firm and Newco shall jointly and severally indemnify and defend each Stockholder Indemnitee from and against, and hold each Stockholder Indemnitee harmless from, any Damages that such Stockholder Indemnitee may suffer or incur arising from, related to or in connection with any of the following:

(a)                                  the inaccuracy of any representation or warranty made by Mattress Firm or Newco in or pursuant to this Agreement or in respect of any claim made based upon facts alleged that, if true, would make any representation or warranty to be inaccurate;

(b)                                 the failure by Mattress Firm or Newco to perform or to comply with any covenant or obligation in this Agreement that is required to be performed or complied with by Mattress Firm or Newco; and

(c)                                  the conduct of the business of the Surviving Corporation after the Closing.

Section 11.3                                Indemnification Procedures.

(a)                                  Promptly after notice to an indemnified party of any claim or commencement of any Proceeding, including any Proceeding by a third party, involving any Damages, such indemnified party shall, if a claim for indemnification in respect thereof is to be made against an indemnifying party pursuant to this Article XI, give written notice to the latter of the notice of such claim or the commencement of such Proceeding, setting forth in reasonable detail the nature thereof and the basis upon which such party seeks indemnification hereunder; provided, however, that the failure of any indemnified party to give such notice shall not relieve the indemnifying party of its obligations under such Article, except to the extent that the indemnifying party is actually and materially prejudiced by the failure to give such notice.

(b)                                 In the case of any Proceeding by a third party against an indemnified party, the indemnifying party shall, upon notice as provided above, assume the defense thereof, with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying party to the indemnified party of its assumption of the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof (but the indemnified party shall have the right, but not the obligation, to participate at its own cost and expense in such defense by counsel of its own choice) or for any amounts paid or foregone by the indemnified party as a result of any settlement or compromise thereof that is effected by the indemnified party (without the written consent of the indemnifying party).

(c)                                  The indemnifying party shall not assume the defense on behalf of the indemnified party and the indemnified party may retain the defense on its own behalf and, after notice to such effect is given to the other party hereunder, the indemnifying party shall be relieved of its obligation to assume such defense (but shall nevertheless be required to pay any legal or other expenses including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the indemnified party in such defense):  (i) if both the indemnifying party and the indemnified party are named as parties or subject to such Proceeding and either such party determines with advice of counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the other party or that a conflict of interest between such parties may exist in respect of such Proceeding; (ii) if the Proceeding involves a claim for equitable relief or other claim not entirely satisfiable by monetary damages; (iii) if the indemnifying party cannot reasonably demonstrate to the indemnified party that it has sufficient monetary resources to satisfy the claim; or (iv) if such Proceeding is with respect to Taxes that in any way relate to a period from or after the Closing

Date for which Mattress Firm, the Surviving Corporation or any of their Affiliates is or may be liable.

(d)                                 If the indemnifying party assumes the defense of any such Proceeding, the indemnified party shall cooperate fully with the indemnifying party and shall appear and give testimony, produce documents and other tangible evidence, allow the indemnifying party access to the books and records of the indemnified party and otherwise assist the indemnifying party in conducting such defense.  No indemnifying party shall, without the consent of the indemnified party, consent to entry of any judgment or enter into any settlement or compromise that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or Proceeding, to the extent an indemnity obligation exists with respect to such claim or Proceeding.  Provided that proper notice is duly given, if the indemnifying party shall fail promptly and diligently to assume the defense thereof, then the indemnified party may respond to, contest and defend against such Proceeding and may make in good faith any compromise or settlement with respect thereto, and recover from the indemnifying party the entire cost and expense thereof including, without limitation, reasonable attorneys’ fees and disbursements and all amounts paid or foregone as a result of such Proceeding, and the settlement or compromise thereof.  The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices are received or Damages are actually suffered or incurred, unless the indemnifying party puts forward a good faith defense to its indemnity obligation, in which case, such payment shall be deferred until the resolution of the conflict over the indemnifying party’s obligation to indemnify, either by agreement of the parties or by order of a court of competent jurisdiction.

Section 11.4                                Limitations on Indemnification; Use of “Materiality” and “Knowledge”.

(a)                                  The Stockholders shall have indemnification obligations pursuant to Section 11.1(a) respecting Damages, only:

(i)                                     if the aggregate of all such Damages shall exceed $100,000, in which event they shall have an indemnification obligation with respect to all Damages thereafter (other than the representations and warranties contained in the first sentence of Section 4.1 (Organization) and in Sections 4.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts), 4.3 (Capitalization), 4.10(a) (Title), 4.16 (Taxes), 4.24 (Brokers and Finders), 5.1(a) and (b) (Capacity; Enforceability), 5.2 (Brokers and Finders) and 5.3 (Accredited Investor) as to which no such “deductible” shall apply); and

(ii)                                  to the extent that the aggregate of all such Damages shall not exceed the $4,250,000 (other than the representations and warranties contained in the first sentence of Section 4.1 (Organization) and in Sections 4.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts), 4.3 (Capitalization), 4.10(a) (Title), 4.16 (Taxes), 4.24 (Brokers and Finders) 5.1(a) and (b) (Capacity; Enforceability) and 5.2 (Brokers and Finders) as to which no such “cap” shall apply).

(b)                                 Mattress Firm and Newco shall have indemnification obligations pursuant to Section 11.2(a) respecting Damages only:

(i)                                     if the aggregate of all such Damages shall exceed $100,000, in which event they shall have an indemnification obligation with respect to all Damages thereafter (other than the representations and warranties contained in the first sentence of Section 6.1 (Organization) and in Sections 6.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts), 6.3 (Capitalization) and 6.6 (Brokers and Finders) as to which no such “deductible” shall apply).

(ii)                                  to the extent that the aggregate of all such Damages shall not exceed the $4,250,000 (other than the representations and warranties contained in the first sentence of Section 6.1 (Organization) and in Sections 6.2(a), (b) and (c)(i) (Power and Authority; Authorization; Enforceability; No Conflicts), 6.3 (Capitalization) and 6.6 (Brokers and Finders) as to which no such “cap” shall apply).

(c)                                  For purposes of determining whether any indemnified party is able to seek indemnification from an indemnifying party under Section 11.1(a) or 11.2(a) of this Agreement, the use of the terms “knowledge,” “of which (a party) is aware,” “best of (a party’s) knowledge,” “material,” “material adverse effect” or “in all material respects” (or words of similar effect), shall be disregarded and any and all claims for such indemnification shall be determined as if no such terms were present in such representation or warranty.

Section 11.5                                Set-Off, Etc.

(a)                                  Subject to the other provisions of this Section 11.5, if any indemnified party becomes entitled to an indemnification payment from an indemnifying party pursuant to this Agreement, such indemnification payment will be made in cash upon demand.

(b)                                 An indemnified party may, at its option (at any time and from time to time), reduce any amount owed by it to an indemnifying party (pursuant to any Contract, including this Agreement, or otherwise) by all or part of any amount owed by such indemnifying party to the indemnified party (pursuant to any Contract, including this Agreement, or otherwise), and Mattress Firm shall cause the Surviving Corporation to reduce amounts owed to it pursuant to the Promissory Notes in order to satisfy the first $750,000 owed to it pursuant to Section 11.1.

(c)                                  Neither the exercise of nor the failure to exercise the foregoing set-off right will constitute an election of remedies or limit an indemnified party in any manner in the enforcement of any other remedies that may be available to it.

(d)                                 Any payment made by an indemnifying party pursuant to this Article XI will be deemed an adjustment to the Acquisition Consideration.

Article XII
Termination of Agreement

Section 12.1                                Termination.  This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

(a)                                  by mutual written consent of Mattress Firm and Newco, on the one hand, and the Stockholders’ Representative, on the other hand;

(b)                                 upon the issuance by a court of competent jurisdiction or other governmental body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non-appealable;

(c)                                  by Mattress Firm and Newco on the one hand, or by the Stockholders’ Representative, on the other hand, if the Closing shall not have occurred on or before January 5, 2005, or such later date as may have been agreed upon by the parties hereto; provided, however, that no termination may be made under this provision if the failure to close shall be caused by the action or inaction of the terminating party;

(d)                                 by Mattress Firm and Newco if any of the conditions precedent in Article VIII shall have become incapable of being satisfied; or

(e)                                  by the Stockholders’ Representative if any of the conditions precedent in Article IX shall have become incapable of being satisfied.

Section 12.2                                Effect of Termination.  In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this Article XII, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty, covenant or obligation set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity.

Article XIII
Miscellaneous

Section 13.1                                Notices.  Any and all notices, consents, demands, instructions, requests and other communications required or permitted hereunder must be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission, by first-class mail (postage prepaid, return receipt requested), or by overnight delivery by a recognized overnight courier service (all costs prepaid) to the parties at the following addresses or facsimile numbers:

If to Mattress Firm or Newco:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, TX  77023

Attention:  President

Telecopier No.:  (713) 921-4053

with copies to:

Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 470

Boca Raton, FL  33486

Attention:  Marc J. Leder, Rodger R. Krouse and C. Deryl Couch

Telecopier No.:  (561) 394-0540

and

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY  10004

Attention:  Michael Weinsier

Telecopier No.:  (212) 422-4726

If to any Stockholder, to the address of such Stockholder set forth on a signature page hereto.

All such notices, requests and other communications will be deemed given upon delivery.  Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving like notice specifying such change to the other party hereto.

Section 13.2                                Binding Effect; Assignability.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other party, except that:  (a) the rights of Mattress Firm and Newco (and, from and after the consummation of the Merger, the Surviving Corporation) may be assigned, without the consent of the other parties hereto, to any corporation all of the outstanding capital stock of which is owned or controlled, directly or indirectly, by Mattress Firm or Newco (or, from and after the consummation of the Merger, the Surviving Corporation) or to any Person investing in and/or lending monies to either of them; and (b) from and after the consummation of the Merger, Mattress Firm or the Surviving Corporation (including each subsequent assignee of either of them) shall have the right to assign any or all of its rights and obligations hereunder to any other person who acquires all or substantially all of the assets and business of either of them.

Section 13.3                                No Waiver.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 13.4                                Costs and Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs expenses.  In order to avoid any doubt, uncertainty or ambiguity, the costs and expenses of Elite shall be paid by the Stockholders and not Elite or the Surviving Corporation.

Section 13.5                                Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

Section 13.6                                Jurisdiction.  Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or the United States District Court for the Eastern District of Texas in connection with any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Districts (unless such court lacks jurisdiction with respect to such Proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York or the State of Texas in connection with such Proceeding and waives any objection to venue in the State of New York and the State of Texas), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 13.1.

Section 13.7                                Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH OR THEREWITH, INCLUDING THE TRANSACTION DOCUMENTS OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

Section 13.8                                Construction.  The parties acknowledge and agree that each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

Section 13.9                                Publicity.  Elite and the Stockholders, on the one hand, and Mattress Firm and Newco, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, as determined to be appropriate by Mattress Firm in connection with its proposed initial public offering or as otherwise permitted by this Agreement, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement.

Section 13.10                          Schedules.  The Schedules to this Agreement shall be arranged in sections and subsections corresponding to the numbered section and lettered subsections of this Agreement, and the exceptions and disclosures in each such section and subsection of the Schedules shall apply only to the correspondingly numbered section and lettered subsection of this Agreement.  No disclosure on any Schedule hereto shall establish any materiality threshold.

Section 13.11                          No Third Party Beneficiaries.  Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any Person other than as otherwise provided in this Agreement.

Section 13.12                          Severability.  It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permitted under the Laws and public policies of each jurisdiction in which enforcement is sought.  If any court determines that any provision of this Agreement is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable.  It is the intention of the parties hereto that any such provision shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to such provision in the jurisdiction of the court that has made such determination.

Section 13.13                          Specific Performance.  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 13.14                          Entire Agreement.  This Agreement and the Exhibits and Schedules hereto supersede all prior and/or contemporaneous negotiations, understandings, discussions and agreements (written or oral) between the parties with respect to the subject matter hereof (all of which are merged herein and therein) and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

Section 13.15                          Modifications, Amendments and Waivers.  Any term of this Agreement may be modified or amended only by the written consent of Mattress Firm, Newco (prior to the consummation of the Merger), the Surviving Corporation (from and after the consummation of the Merger) and the holders, as of the date of this Agreement, of more than 50% of the Elite Shares.  Any agreement on the part of a party to any extension or waiver (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), shall only be valid if set forth in an instrument in writing signed on behalf of such party.  Any such waiver or extension shall not, unless expressly set forth therein, operate as waiver or extension of any other subsequent condition or obligation.

Section 13.16                          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.17                          Counterparts; Effectiveness.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 13.18                          Stockholders’ Representative.

(a)                                  By its execution and delivery of this Agreement, each Stockholder hereby appoints R. Stephen Stagner as such Stockholder’s representative with full power and authority to represent each Stockholder and such Stockholder’s successors and assigns with respect to all matters arising under this Agreement, and all actions taken by the Stockholders’ Representative hereunder shall be binding upon each Stockholder and such Stockholder’s successors and assigns as if expressly ratified and confirmed in writing by each of them.  Without limiting the generality of the foregoing, the Stockholders’ Representative shall have full power and authority, on behalf of each Stockholder and such Stockholder’s successors and assigns, to interpret the terms and provisions of this Agreement, to dispute or fail to dispute any liability claim hereunder, to negotiate and compromise any dispute which may arise under this agreement, and to sign any releases or other documents with respect to any such dispute.

(b)                                 The Stockholders’ Representative, or any successor hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor representative as hereinafter provided.  In case of such resignation, or in the event of the death or inability to act of the Stockholders’ Representative, a successor shall be named from among the Stockholders by the holders of a majority of the Elite Shares as of the date of this Agreement.  Each such successor representative shall have all the power, authority, rights and privileges hereby conferred upon the original Stockholders’ Representative.

(c)                                  In performing any of its duties under this Agreement, or upon the claimed failure to perform his duties hereunder, the Stockholders’ Representative shall not be liable to the Stockholders for any Damages that the Stockholders may incur as a result of any act, or failure to act by the Stockholders’ Representative under this agreement and the Stockholders’ Representative shall be indemnified and held harmless by the Stockholders for all such Damages; provided, however, that the Stockholders’ Representative shall not be entitled to indemnification for Damages to the extent that a court of competent jurisdiction has finally determined that the actions or omissions of the Stockholders’ Representative both:  (i) were taken or omitted not in good faith; and (ii) constituted willful default under this Agreement.  Accordingly, the Stockholders’ Representative shall not incur any such liability with respect to:  (x) any action taken or omitted to be taken in good faith upon advice of counsel to the Stockholders’ Representative given with respect to any questions relating to the duties and responsibilities of the Stockholders’ Representative hereunder; or (y) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which the Stockholders’ Representative shall in good faith believe to be genuine, to have been signed or presented by the purported proper Person or Persons and to conform with the provisions of this agreement.  The limitation of liability provisions of this Section 13.18 shall survive the termination of this Agreement and the resignation of any Person as the Stockholders’ Representative.

Section 13.19                          Legal Counsel, Etc.

(a)                                  Each Stockholder represents and warrants that he/she has been afforded a reasonable opportunity to review this Agreement, to understand its terms, and to discuss it with an attorney of his/her choice, and that he/she knowingly and voluntarily enters into this Agreement.  Each Stockholder acknowledges that Crowe Chizek and Company LLC and Hughes Hubbard & Reed LLP have served as advisors to Mattress Firm only and that the Stockholders and their advisors relied exclusively on information provided by Elite and the Stockholders and on the advice of their own advisors and not on Crowe Chizek and Company LLC, Hughes Hubbard & Reed LLP or Mattress Firm.

(b)                                 To the extent any Stockholder has not engaged separate legal counsel to represent him or her in connection with this Agreement, the Stockholders acknowledge and agree that their respective interests in this Agreement are in conflict, that they have the right to retain independent counsel, that they have been fully informed about this right and the fact that Haynes and Boone, L.L.P. is counsel only for Elite with respect to the transactions contemplated under this Agreement and the other documents and agreements relating thereto and that this Section constitutes written disclosure of such facts and conflicts.  The Stockholders further affirm that they are waiving separate representation freely, voluntarily, and with full knowledge of the effects of this waiver.  No Stockholder shall at any time claim that this Agreement is void or unenforceable in any respect because of the lack of use of independent counsel, or that the legal counsel who prepared this Agreement acted improperly in doing so.

[The next page is the signature page]

The parties have caused this Acquisition Agreement and Plan of Reorganization to be executed and delivered as of the date first written above.

MATTRESS HOLDING CORP.

By:	/s/ M. Steven Liff
Name: M. Steven Liff
Title: Vice President

GEORGIA MATTRESS CORP.

By:	/s/ M. Steven Liff
Name: M. Steven Liff
Title: Vice President

[Stockholder signature appears on the next page]

[Acquisition Agreement and Plan of Reorganization — Signature Page]

/s/ R. Stephen Stagner
R. Stephen Stagner

Address:

2435 Clairview St.
Alpharetta, Ga. 30004
Telecopier No.: ( ) -

/s/ Darin Lewin
Darin Lewin

Address:

205 Morning Mist Way
Woodstock 30189
Telecopier No.: ( ) -

/s/ Jeff Quinn
Jeff Quinn

Address:

3965 Mantle Ridge Drive
Cumming, Ga. 30041
Telecopier No.: ( ) -

/s/ Scott Scoggins
Scott Scoggins

Address:

3655 Evonvale Glenn
Cumming, Ga. 30041
Telecopier No.: ( ) -

/s/ Ed Ferguson
Ed Ferguson

Address:

Attention:
Telecopier No.: ( ) -

/s/ Steven Ness
Steven Ness

Address:

300 Long Shoals Road, Apt. 1-T
Arden, NC 28704
Telecopier No.: ( ) -

/s/ Nick Quinn
Nick Quinn

Address:

3710 Palmetto Creek
Kingwood, Texas 77339
Telecopier No.: ( ) -